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The Charles Schwab Corporation

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CORPORATION

2019 Proxy Statement

charles SCHWAB
Hello.
Start here.

2019 Proxy Statement Hello. Start here.

March 29, 2019

Dear Fellow Stockholders,

We cordially invite you to attend our 2019 Annual Meeting of Stockholders to be held on Wednesday, May 15, 2019, at 2:00 p.m. Pacific Time. The annual meeting will be held at www.schwabevents.com/corporation, or you also may attend in person at 211 Main Street, San Francisco, California. Please follow the registration instructions as outlined in this proxy statement to attend the meeting either virtually via the internet or in person.

We extend our sincerest thanks to Robert N. Wilson. Mr. Wilson retired in January 2019 following 15 years of service to our board. We appreciate his longstanding and distinguished contributions to the company, exemplified by his effective guidance and leadership.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2018 and answer your questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	PRESIDENT AND CHIEF EXECUTIVE OFFICER

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PROXY SUMMARY

This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, May 15, 2019
Time:	2:00 p.m., Pacific Time
Location:	www.schwabevents.com/corporation or
211 Main Street, San Francisco, California
Record Date:	March 18, 2019
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.
Registration:	Please follow the advance registration instructions contained in the proxy statement on page 1.

VOTING PROPOSALS

	Board Recommendation	Page
Election of Directors
John K. Adams, Jr.	For	6
Stephen A. Ellis	For	10
Arun Sarin	For	16
Charles R. Schwab	For	17
Paula A. Sneed	For	18
Ratification of Independent Auditors	For	27
Advisory Approval of Named Executive Officer Compensation	For	30
Stockholder Proposal on Annual Disclosure of EEO-1 Data	Against	65

DIRECTOR NOMINEES

We ask that you vote for the election of John K. Adams, Jr., Stephen A. Ellis, Arun Sarin, Charles R. Schwab, and Paula A. Sneed. The following table provides summary information on these nominees; complete biographical information is contained in the proxy statement.

Name	Age	Director Since	Occupation	Skills	Independent	Committees
John K. Adams, Jr.	63	2015	Former Managing Director, Financial Institutions Group, UBS Investment Bank	Financial services and investment banking experience	X	Audit Risk

Stephen A. Ellis	56	2012	Managing Partner, TPG	Leadership skills and global management consulting experience	X	Audit Nominating

Arun Sarin	64	2009	Former Chief Executive Officer, Vodafone Group Plc	Public company knowledge and leadership experience	X	Nominating Risk

Charles R. Schwab	81	1986	Chairman, The Charles Schwab Corporation	Founder of The Charles Schwab Corporation

Paula A. Sneed	71	2002	Chairman and Chief Executive Officer, Phelps Prescott Group, LLC	Marketing skills and management and executive leadership experience	X	Compensation

INDEPENDENT AUDITORS

We ask that you ratify the appointment of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2019 fiscal year. While the Audit Committee has the sole authority to retain the independent auditors, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

Fees for services provided by Deloitte in the last two fiscal years were:

	2018	2017
	(amounts in millions)
Audit Fees	$7.6	$8.0

Audit-Related Fees	3.7	2.6

Tax Fees	—	—

All Other Fees	—	—

Total	$11.3	$10.6

EXECUTIVE COMPENSATION

We ask that you approve, on an advisory basis, the compensation of our named executive officers. The named executive officers are those executive officers listed in the Summary Compensation Table. The advisory approval of named executive officer compensation is required by federal law, and while the vote is not binding, the Compensation Committee considers the vote as part of its evaluation of executive compensation programs.

2018 Executive Compensation Highlights

In 2018, our management team continued to execute on its strategy of helping our clients – individual investors, registered investment advisors and employers – to achieve their financial goals. This “Through Clients’ Eyes” strategy, combined with ongoing expense discipline, aided us in producing record core net new assets of $227.8 billion, total client assets of $3.25 trillion, and a record pre-tax profit margin of 45.0%. Earnings per share (EPS) was $2.45 (up 52% over the prior year), and return on common equity (ROCE) was 19%, the highest since 2008.

The company’s compensation programs are designed to link pay to the long-term performance of the company. Key elements of 2018 compensation included:

Element	Form	Terms	Objectives

Base Salary	• Cash	• Reviewed annually	• Attract, motivate and retain executives

Annual Incentives	• Cash	• Subject to satisfaction of performance criteria	• Attract, motivate and retain executives • Reward executives for individual performance • Link pay with company financial performance

Long-term Incentives	• Performance-based restricted stock units	• Restricted stock units with cliff-vesting based on a three-year performance period, subject to satisfaction of performance criteria	• Attract, motivate and retain executives • Reward executives for individual performance

	• Stock options	• Stock options generally vest 25% per year and have a ten-year term	• Link pay with company financial performance • Align with long-term interests of stockholders

Given the company’s financial performance in 2018, the Compensation Committee approved funding at 111.6% of the target award for the named executive officers for annual cash incentives. The performance goal for performance-based restricted stock units (PBRSUs) granted in 2018 was based on ROCE divided by cost of equity capital (COE) to align the executives’ incentives with the long-term interests of stockholders. The PBRSUs have cliff-vesting based on a three-year performance period.

Summary compensation information for the named executive officers is contained in the following table. As discussed in the proxy statement, these amounts are presented in accordance with accounting assumptions and Securities and Exchange Commission (SEC) rules, and the amount that the executive actually receives may vary substantially from what is reported in the equity columns of the table.

2018 SUMMARY COMPENSATION

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	1,275,000	4,500,000	4,500,000	5,335,875	16,732	15,627,607

Peter B. Crawford Executive Vice President and Chief Financial Officer	470,833	500,000	500,000	788,175	15,069	2,274,077

Charles R. Schwab Chairman	683,333	1,725,000	1,725,000	1,906,500	14,428	6,054,261

Joseph R. Martinetto Senior Executive Vice President and Chief Operating Officer	687,500	1,500,000	1,500,000	1,611,225	15,485	5,314,210

Terri R. Kallsen Executive Vice President – Investor Services	545,833	825,000	825,000	1,066,012	15,247	3,277,092

STOCKHOLDER PROPOSAL

There is a stockholder proposal to vote on that is described in the proxy statement.

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, May 15, 2019

Time:	2:00 p.m., Pacific Time

Location:	www.schwabevents.com/corporation, or 211 Main Street, San Francisco, California

Agenda:	• elect five directors for three-year terms,

•  vote to ratify the selection of independent auditors,

•  vote for the approval, on an advisory basis, of compensation of named executive officers,

•  vote on a stockholder proposal, if properly presented, and

•  consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 18, 2019 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 211 Main Street, San Francisco, California 94105.

By Order of the Board of Directors,

DAVID R. GARFIELD
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 15, 2019. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at

www.aboutschwab.com.

PROXY STATEMENT

The Board of Directors is sending these proxy materials to you on or about March 29, 2019. Stockholders who owned the company’s common stock at the close of business on March 18, 2019 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 1,334,221,067 shares of common stock outstanding on March 18, 2019.

VOTING YOUR SHARES

Please vote as promptly as possible by following the instructions on your proxy card or voting instruction form. You may vote by internet, telephone or mail in advance of the meeting by following the instructions on your proxy card or voting instruction form.

If you do not vote in advance and plan to submit your vote at the annual meeting, you will need a legal proxy to vote your shares if your shares are held in “street name” (e.g., through a bank or broker). You may obtain a legal proxy from your bank or broker. If you plan to vote at the virtual meeting, please send your legal proxy to our transfer agent, Equiniti Trust Company, by fax to (651) 450-4026 or email to wfssproxyteam@eq-us.com. If you plan to vote at the in-person meeting, please bring the legal proxy with you. If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares at the annual meeting.

ATTENDING THE ANNUAL MEETING

You must register in advance to attend the annual meeting virtually via the internet or in person. To register, please go to:

www.schwabevents.com/corporation.

You will be asked to provide your name, mailing address, email address and proof that you own Schwab shares (such as the Schwab account number in which you hold the shares, or the name of the broker and number of shares that you hold in an account outside of Schwab). You also may write the Assistant Corporate Secretary at the address in the “Corporate Governance” section of this proxy statement or call the Assistant Corporate Secretary at (415) 667-9979 if you plan to attend the in-person meeting.

If you register in advance to attend the virtual annual meeting, we will email you information on how to access the area of www.schwabevents.com where you will be able to submit questions and vote. While you may watch the webcast without registering in advance, you will not be able to access the area of the website where you can ask questions and vote.

If you plan to attend the in-person meeting, in accordance with our security procedures, you will be asked to present picture identification to enter the meeting. Attendance at the annual meeting is limited to stockholders or one named representative of a stockholder. Seating is limited and, therefore, admission to the in-person annual meeting is on a first-come, first-served basis. If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual also must be provided.

CORPORATE GOVERNANCE

The Company

The Charles Schwab Corporation is a savings and loan holding company that engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2018, the company had $3.25 trillion in client assets, 11.6 million active brokerage accounts, 1.7 million corporate retirement plan participants, and 1.3 million banking accounts.

The company was founded on the belief that all Americans deserve access to a better investing experience. Although much has changed in the intervening years, our purpose remains clear – to champion every client’s goals with passion and integrity. Guided by this purpose and our vision of creating the most trusted leader in investment services, management has adopted a strategy described as “Through Clients’ Eyes.”

Board Leadership

The Chairman of the Board is Mr. Schwab. The Chairman and Chief Executive Officer roles are split, and Mr. Bettinger serves as Chief Executive Officer. The Chairman of the Board approves the agenda for board meetings and leads the board in its discussions. Mr. Schwab and Mr. Bettinger, as the only two management directors, do not participate in sessions of non-management directors. As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. The Chairman of the Nominating and Corporate Governance Committee, Mr. Herringer, presides over the executive sessions of non-management directors.

The board has four standing committees (Audit, Compensation, Nominating and Corporate Governance, and Risk) composed entirely of independent directors and chaired by independent directors. Given the role and scope of authority of these committees, and that over 85% of the board is composed of independent directors, the board believes that its leadership structure, with the Chairman of the Board leading board discussions, and the Chairman of the Nominating and Corporate Governance Committee leading non-management executive sessions, is appropriate.

Risk Oversight

As part of its oversight functions, the board is responsible for oversight of risk management at the company. The Risk Committee assists the board in fulfilling its oversight responsibilities with respect to the company’s risk management program and provides reports to the board and the Audit Committee. The Audit Committee reviews reports from management and the Risk Committee concerning the company’s risk assessment and major risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees incentive compensation risk and reviews the compensation program with respect to the potential impact of risk-taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Board Structure and Committees

The authorized number of directors is currently fourteen and the company has fourteen directors. There are five nominees for election this year and nine directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held seven meetings in 2018. Each director attended at least 75% of all applicable board and committee meetings during 2018. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2018, fourteen of the then fifteen directors attended the annual meeting.

Each of our four standing committees is composed entirely of “independent directors” as determined by the board in accordance with its independence guidelines and New York Stock Exchange corporate governance standards. In addition to these standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

Each standing committee conducts its own self-assessment annually and reports the results to the Nominating and Corporate Governance Committee or to the full board. The board also conducts its self-assessment on an annual basis.

The board and its committees are currently comprised of the following individuals:

COMMITTEE MEMBERSHIPS

NAME	INDEPENDENT	AC	CC	NCGC	RC

Charles R. Schwab

Walter W. Bettinger II

John K. Adams, Jr.	∎	X			X

Joan T. Dea	∎		X	X

Christopher V. Dodds	∎	X			C

Stephen A. Ellis	∎	X		X

Mark A. Goldfarb	∎	C

William S. Haraf	∎	X			X

Frank C. Herringer	∎		X	C

Stephen T. McLin	∎				X

Charles A. Ruffel	∎				X

Arun Sarin	∎			X	X

Paula A. Sneed	∎		X

Roger O. Walther	∎		C

AC CC	Audit Committee Compensation Committee	NCGC	Nominating and Corporate Governance Committee	RC	Risk Committee	Committee Member X Committee Chair C

The Audit Committee held twelve meetings in 2018. None of the directors on the Audit Committee is, or during the past three years, has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. The board has determined that all of the members of the Audit Committee are financially literate in accordance with New York Stock Exchange listing standards and that Mr. Goldfarb, Mr. Adams, Jr., Mr. Dodds, Mr. Ellis, and Mr. Haraf are Audit Committee financial experts in accordance with SEC rules. The Audit Committee:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications, independence and performance of the independent auditors,

•	reviews the activities and performance of the internal auditors,

•	reviews processes in place to assess and manage major risk exposures, and

•	reviews compliance with legal and regulatory requirements.

The Compensation Committee held six meetings in 2018. Mr. Wilson served as a member of the Compensation Committee until his retirement on January 15, 2019. The Compensation Committee:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	reviews and determines the compensation of executive officers and other senior officers based on the achievement of performance goals and objectives,

•	reviews and approves compensatory arrangements for executive officers and other senior officers,

•	approves long-term awards for executive officers and other senior officers,

•	reviews and recommends incentive compensation plans for executive officers and all equity plans, and

•	oversees risk management of incentive compensation practices.

The Nominating and Corporate Governance Committee held four meetings in 2018. In October 2018, the Nominating and Corporate Governance Committee decreased in size from all independent directors to four directors. Mr. Adams, Mr. Dodds, Mr. Goldfarb, Mr. Haraf, Mr. McLin, Ms. Sneed, Mr. Walther and Mr. Wilson served as members of the Nominating and Corporate Governance Committee until October 25, 2018. Mr. Ruffel served as a member of the Nominating and Corporate Governance Committee from July 25, 2018 until October 25, 2018. The Nominating and Corporate Governance Committee:

•	identifies and evaluates individuals qualified to serve on the board,

•	recommends nominees to fill vacancies on the board and each standing committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

The Risk Committee held eight meetings in 2018. Mr. Wilson served as a member of the Risk Committee until his retirement on January 15, 2019. The Risk Committee:

•

reviews the company’s overall risk governance and approves the enterprise-wide risk management framework to identify, measure, monitor and control the major types of risk posed by the business of the company,

•	reviews the performance and activities of the company’s independent risk management function,

•	reviews capital and liquidity planning and the assessment of capital adequacy, and

•

reviews and approves key policies with respect to oversight of specific risks, including capital, compliance, credit, liquidity, market, model, third-party, interest rate, information security, data governance, reputational, strategic, and operational risk.

Each standing committee has a written charter. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF211MN-08

211 Main Street

San Francisco, California 94105

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	John K. Adams, Jr.

•	Stephen A. Ellis

•	Arun Sarin

•	Charles R. Schwab

•	Paula A. Sneed

Each nominee has consented to serve a three-year term and is presently a director of the company. Biographical information about each of the company’s directors and nominees is contained in the following section.

MEMBERS OF THE BOARD OF DIRECTORS

Director since 2015 Age at Annual Meeting: 63 Independent Director Committees Audit Risk

John K. Adams, Jr.

Mr. Adams served as managing director in the Financial Institutions Group at UBS Investment Bank, a financial services firm, from 2002 until 2013. Prior to joining UBS, Mr. Adams was with Credit Suisse’s Financial Institutions Group from 1985 until 2002. He has served as a member of the Board of Directors of Charles Schwab Bank since 2015. He served as a member of the Board of Directors of Navient Corporation from 2014 to 2018. Mr. Adams is a nominee for election this year.

Mr. Adams has significant experience with respect to the financial services industry, investment banking, capital markets and mergers and acquisitions, having served as head of UBS’ North American banks practice and in Credit Suisse’s Financial Institutions Group.

	Career Experience UBS Investment Bank Managing Director (2002-2013) Credit Suisse Financial Institutions Group (1985-2002)	Qualifications Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance

Director since 2008 Age at Annual Meeting: 58

Walter W. Bettinger II

Mr. Bettinger has served as President and Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He also serves as a member of the Board of Directors of Charles Schwab Bank and Charles Schwab & Co., Inc., subsidiaries of the company, and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Schwab Strategic Trust, all registered investment companies and affiliates of the company. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004, and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. Mr. Bettinger’s term expires in 2021.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing and operations for over 35 years. As Chief Executive Officer of the company, Mr. Bettinger works closely with the board in evaluating and enhancing the strategic position of the company.

Career Experience

The Charles Schwab Corporation

President and Chief Executive

Officer (2008-present)

President and Chief Operating

Officer (2007-2008)

Multiple Executive Vice President

positions (2000-2007)

Qualifications

Public Company Executive

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

Director since 2017 Age at Annual Meeting: 55 Independent Director Committees Compensation Nominating and Corporate Governance

Joan T. Dea

Ms. Dea is the founder of Beckwith Investments, a private investment and consulting firm, and has served as managing director since 2008. She served on the Executive Committee of BMO Financial Group from 2003 to 2008, most recently as Executive Vice President, Strategic Management and Corporate Marketing. She was previously a partner and director at Boston Consulting Group from 1994 to 2003, where she was a leader in the global financial services practice. She has served as a member of the Board of Directors of Charles Schwab Bank since 2011 and Cineplex Inc. since 2006. She served as a member of the Board of Directors of Performance Sports Group from 2015 to 2017 and Torstar Corporation from 2009 to 2015. Ms. Dea’s term expires in 2021.

Ms. Dea brings public company, leadership, strategy, governance and financial services experience to the board, having served in a variety of executive leadership positions at BMO Financial Group and Boston Consulting Group.

	Career Experience Beckwith Investments Managing Director (2008-present) BMO Financial Group Executive Committee (2003-2008) Boston Consulting Group Partner and Director (1994-2003)	Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Marketing International Business

Director since 2014 Age at Annual Meeting: 59 Independent Director Committees Audit Risk

Christopher V. Dodds

Mr. Dodds has served as a senior advisor at The Cynosure Group, a private equity firm, since 2018. He served as a senior advisor at The Carlyle Group, a private equity firm, from 2008 to 2018. From 1986 to 2007, Mr. Dodds held several key positions at The Charles Schwab Corporation, including Executive Vice President and Chief Financial Officer. He has served as a member of the Board of Directors of Charles Schwab Bank since 2007. He served as a member of the Board of Directors of Investment Technology Group, Inc. from 2008 to 2015. Mr. Dodds’ term expires in 2021.

Mr. Dodds brings leadership skills, knowledge of the financial services industry, and financial and accounting experience to the board. He has deep knowledge of the company and its business, having served as its Chief Financial Officer from 1999 until 2007, and as a director of Charles Schwab Bank since 2007.

	Career Experience The Cynosure Group Senior Advisor (2018-present) The Carlyle Group Senior Advisor (2008-2018) The Charles Schwab Corporation Chief Financial Officer (1999-2007)	Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory Accounting Risk Management

Director since 2012 Age at Annual Meeting: 56 Independent Director Committees Audit Nominating and Corporate Governance

Stephen A. Ellis

Mr. Ellis is a managing partner at TPG, a private equity and alternative investment firm. Prior to joining TPG in 2015, Mr. Ellis served as Chief Executive Officer of Asurion, LLC, a provider of consumer technology protection services, from 2012 through 2014. Prior to Asurion, Mr. Ellis served as worldwide managing director of Bain & Company, a management consulting firm, from 2005 until 2012, and as managing partner for Bain’s West Coast offices from 1999 through 2004. He joined Bain & Company in 1993. Mr. Ellis is a member of the Board of Directors of e.l.f. Beauty, Inc., a cosmetics company. Mr. Ellis is a nominee for election this year.

Mr. Ellis brings leadership and management skills, investment expertise and experience in global management consulting to the board, having served as worldwide managing director of Bain & Company, Chief Executive Officer of Asurion, LLC, and a managing partner at TPG.

	Career Experience TPG Managing Partner (2015-present) Asurion, LLC Chief Executive Officer (2012-2014) Bain & Company Worldwide Managing Director (2005-2012)	Qualifications Public Company Board Asset Management Strategic Planning Business Operations International Business

Director since 2012 Age at Annual Meeting: 67 Independent Director Committees Audit

Mark A. Goldfarb

Mr. Goldfarb has served as managing partner of BDO USA, LLP, an accounting and consulting firm, since January 2015. He was a founder of SS&G, Inc., an accounting and business consulting firm, and served as managing partner of SS&G from 1987 until 2012, and as senior managing director of SS&G from 2012 until January 2015, at which time SS&G merged with BDO USA, LLP. Mr. Goldfarb served on the Board of Trustees and as Chairman of the Audit Committee of Schwab Strategic Trust, a registered investment company, from 2009 until 2012. He is also a past president of Cascade Capital Corporation. Mr. Goldfarb’s term expires in 2021.

Mr. Goldfarb brings financial and operational leadership experience to the board, having served as a founder and senior managing director of SS&G and a managing partner with BDO USA, LLP. His financial expertise is critical for his role as Audit Committee Chairman.

	Career Experience BDO USA, LLP Managing Partner (2015-present) SS&G, Inc. Senior Managing Director (2012-2015) Managing Partner (1987-2012)	Qualifications Financial Services Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Marketing Accounting Risk Management

Director since 2015 Age at Annual Meeting: 70 Independent Director Committees Audit Risk

William S. Haraf

Mr. Haraf serves as a special advisor for Promontory Financial Group, a financial consulting firm. He was a managing director of Promontory Financial Group from 2012 until 2014. From 2008 until 2012, he served as Commissioner of the California Department of Financial Institutions. Mr. Haraf served as a member of the Financial Stability Oversight Council from 2010 until 2012, as managing director of Banc of America Securities from 1999 until 2003, and as Senior Vice President of Strategic Policy Development and Planning at Bank of America from 1994 until 1999. He has served as a member of the Board of Directors of Charles Schwab Bank since 2015. Mr. Haraf’s term expires in 2020.

Mr. Haraf brings substantial financial services and regulatory experience to the board, having served as managing director of Promontory Financial Group, Commissioner of the California Department of Financial Institutions, and a member of the Financial Stability Oversight Council.

	Career Experience Promontory Financial Group Special Advisor (2014-present) Managing Director (2012-2014) California Department of Financial Institutions Commissioner (2008-2012)	Qualifications Public Company Executive Financial Services Banking Brokerage/Investment Banking Strategic Planning Regulatory Risk Management Government Service Academia

Director since 1996 Age at Annual Meeting: 76 Independent Director Committees Compensation Nominating and Corporate Governance

Frank C. Herringer

Mr. Herringer is the retired Chairman of the Board and Chief Executive Officer of Transamerica Corporation, a financial services company. He served as Chairman of the Board of Transamerica from 1996 until 2015, Chief Executive Officer from 1991 until 1999, and President from 1986 until 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer is a director of Transamerica Corporation, the holding company for AEGON N.V.’s operations in the United States, and Amgen Inc., a biotechnology company. Mr. Herringer served as a member of the Boards of Directors of Cardax Pharmaceuticals, Inc. from 2006 to 2015 and Safeway, Inc. from 2008 to 2015. Mr. Herringer’s term expires in 2020.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contributes to his knowledge of the financial services industry. Mr. Herringer brings insights to the board from his service on other public company boards.

	Career Experience Transamerica Corporation Chairman of the Board (1996-2015) Chief Executive Officer (1991-1999)	Qualifications Public Company Executive Public Company Board Financial Services Strategic Planning Finance Business Operations Accounting Government Service

Director since 1988 Age at Annual Meeting: 72 Independent Director Committees Risk

Stephen T. McLin

Mr. McLin has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice, since 1998. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, and parent of EurekaBank. Before that, he was an Executive Vice President of Bank of America. He has served as a member of the Board of Directors of Charles Schwab Bank since 2004. Mr. McLin’s term expires in 2020.

Mr. McLin brings leadership experience to the board, having served as Chief Executive Officer of America First Financial Corporation and having extensive knowledge of the financial services industry through his experience at STM Holdings LLC, America First Financial Corporation and Bank of America.

	Career Experience STM Holdings LLC Chairman and Chief Executive Officer (1998-present) America First Financial Corporation President and Chief Executive Officer (1987-1998)	Qualifications Public Company Executive Public Company Board Banking Brokerage/Investment Banking Strategic Planning Finance Risk Management

Director since 2018 Age at Annual Meeting: 63 Independent Director Committees Risk

Charles A. Ruffel

Mr. Ruffel is the founder and managing partner of Kudu Investment Management, LLC, a private equity firm. He served as Chief Executive Officer and managing partner of Kudu Advisors, LLC, an investment banking company, from 2009 to 2015. He is the founder of Asset International, Inc., an information provider in the field of asset management, retirement, and bank services, and served as its Chief Executive Officer from 1989 to 2010. He served as a trustee of Schwab Strategic Trust from 2009 to 2018 and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust from 2015 to 2018. Mr. Ruffel has served as a member of the Board of Managers of Aspire Financial Services, LLC, a financial services and retirement planning company, since 2012. He served as a member of the Board of Directors of Case Interactive Media, Inc., a financial media business, from 2010 to 2014. Mr. Ruffel’s term expires in 2021.

Mr. Ruffel brings financial and leadership experience to the board, having served as Chief Executive Officer of Kudu Advisors, LLC and Asset International, Inc. He brings insight to the board from his service as a trustee of numerous asset management funds of the company.

Career Experience Kudu Investment Management, LLC Managing Partner (2015-present) Kudu Advisors, LLC Managing Partner (2009-2015) Asset International, Inc. Chief Executive Officer (1998-2010)

Qualifications

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Business Operations

Information Technology/Cybersecurity

Marketing

Risk Management

International Business

Director since 2009 Age at Annual Meeting: 64 Independent Director Committees Nominating and Corporate Governance Risk

Arun Sarin

Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc, a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc., a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. From 2001 until 2002, he served as Chief Executive Officer of Accel-KKR Telecom, a private equity firm. He served as a non-executive director of the Court of the Bank of England from 2005 until 2009. Mr. Sarin has served as a member of the Boards of Directors of Accenture PLC, a consulting and information technology services company, since 2015 and Cisco Systems, Inc., a networking and communications technology company, since 2009. He served as a member of the Boards of Directors of Blackhawk Network Holdings, Inc. from 2009 to 2018 and Safeway, Inc. from 2009 to 2015. Mr. Sarin is a nominee for election this year.

Mr. Sarin brings public company knowledge and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch Communications, Inc. and Chief Executive Officer of Vodafone Group Plc. He brings insights to the board from his service on other public company boards.

	Career Experience Vodafone Group Plc Chief Executive Officer (2003-2008) Accel-KKR Telecom Chief Executive Officer (2001-2002) Infospace, Inc. Chief Executive Officer (2000-2001)	Qualifications Public Company Executive Public Company Board Strategic Planning Finance Business Operations Information Technology/Cybersecurity Marketing Regulatory International Business

Director since 1986 Age at Annual Meeting: 81

Charles R. Schwab

Mr. Schwab has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971 and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank. Mr. Schwab served as Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios and Laudus Trust, all registered investment companies, through 2015. He served as a director of Yahoo! Inc. from 2014 to 2016. Mr. Schwab is a nominee for election this year.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman since its inception. His vision continues to drive the company’s growth.

Career Experience

The Charles Schwab Corporation

Chairman (1986-present)

Chief Executive Officer (1986-1997;

    2004-2008)

Co-Chief Executive Officer (1998-

    2003)

Charles Schwab & Co., Inc.

Chief Executive Officer (2004-2008)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

International Business

Director since 2002 Age at Annual Meeting: 71 Independent Director Committees Compensation

Paula A. Sneed

Ms. Sneed is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company, from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of senior executive positions, including Chief Marketing Officer, Executive Vice President and President eCommerce division, Executive Vice President and President Desserts division, and Senior Vice President and President Food Service division. Ms. Sneed has served as a member of the Boards of Directors of TE Connectivity, Ltd., a manufacturer of engineered electronic components, network solutions, and telecommunications systems, since 2007 and Berry Global Group, Inc., a package manufacturing company, since 2018. She served as a member of the Board of Directors of Airgas, Inc. from 1999 to 2016. Ms. Sneed is a nominee for election this year.

Ms. Sneed brings marketing skills and general management and executive leadership experience to the board, having served in a variety of senior executive positions at Kraft Foods, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to the board through her service on other public company boards.

Career Experience

Phelps Prescott Group, LLC

Chairman and Chief Executive

Officer (2007-present)

Kraft Foods, Inc.

Executive Vice President

(2005-2006)

Senior Vice President (2004-2005)

Kraft Foods North America

Vice President (2000-2004)

Qualifications Public Company Executive Public Company Board Strategic Planning Business Operations Marketing

Director since 1989 Age at Annual Meeting: 83 Independent Director Committees Compensation

Roger O. Walther

Mr. Walther has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States and internationally of courses in English as a second language, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 until 1993. He served as Chairman and a member of the Board of Directors of First Republic Bank from 1985 to 2007. Mr. Walther’s term expires in 2020.

Mr. Walther brings public company knowledge, leadership, and financial services industry experience to the board, having served as Chairman and Chief Executive Officer of Tusker Corporation, Chairman and a director of First Republic Bank, Chief Executive Officer of ELS Educational Services, Inc., and Chief Executive Officer of AIFS, Inc.

Career Experience

Tusker Corporation

Chairman and Chief Executive

Officer (1997-present)

ELS Education Services, Inc.

Chairman and Chief Executive

Officer (1992-1997)

AIFS, Inc.

President, Chief Executive Officer

(1964-1993)

Qualifications Public Company Executive Public Company Board Banking Strategic Planning Finance Business Operations Marketing International Business

BOARD QUALIFICATIONS AND EXPERIENCE

The Nominating and Corporate Governance Committee regularly assesses the board’s composition in light of our business operations, strategic direction and risk profile to assure appropriate succession, and our Corporate Governance Guidelines provide that the board should be composed of directors who have the qualifications necessary for effective service as determined in this assessment. Set forth below are some of the experience, skills and competencies that the Nominating and Corporate Governance Committee views as important for these purposes and believes that the board as a whole should possess.

Public Company Executive Experience Public Company Board Experience Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Information Technology/Cybersecurity Marketing Regulatory Accounting Risk Management Government Service International Business Academia John K. Adams, Jr. Walter W. Bettinger II Joan T. Dea Christopher V. Dodds Stephen A. Ellis Mark A. Goldfarb William S. Haraf Frank C. Herringer Stephen T. McLin Charles A. Ruffel Arun Sarin Charles R. Schwab Paula A. Sneed Roger O. Walther Audit Committee Financial Expert Other Current Public Boards Tenure Age 4 11 2 5 7 7 4 23 31 1 10 33 17 30 63 58 55 59 56 67 70 76 72 63 64 81 71 83 Board Tenure and Age Additional Qualifications and Information 1 1 2 2

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with New York Stock Exchange corporate governance standards. To assist us in our determination, we have general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and New York Stock Exchange corporate governance standards, we have determined that each of the company’s directors, except Mr. Bettinger and Mr. Schwab, is independent. We have determined that Mr. Wilson, who retired from the board during 2019, was independent during the time he served on the board in 2018 and 2019. In addition, each of the board’s standing committees is composed entirely of independent directors as determined by the board.

In determining independence, the board considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as directors, as disclosed in the section “Director Compensation,” and are entitled to receive reimbursement for their expenses in traveling to and participating in board and committee meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following as part of its determination of independence:

•	Joan T. Dea: The director’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Stephen A. Ellis: The director serves as a director of a technology company that the company’s charitable foundation has engaged.

•	William S. Haraf: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Mark A. Goldfarb: The director serves as a member of an advisory council of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Frank C. Herringer: The director’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Arun Sarin: The director serves as a director of a consulting firm that the company has engaged.

•	Roger O. Walther: The director serves as a committee member of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy requires written stockholder recommendations that include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement.

Diversity

The Nominating and Corporate Governance Committee considers the qualifications and experience represented on the board when identifying director nominees and assessing the composition of the board. As discussed in the “Director Qualifications” section below, the board’s evaluation encompasses the diversity of experience and background of directors. This consideration includes diversity of skill sets and experience as well as background, including race and gender. The Nominating and Corporate Governance Committee considers these qualifications and regularly assesses the overall effectiveness of the board in maintaining a balance of perspectives important to the company’s business.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the Nominating and Corporate Governance Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge of and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience commensurate with the size, complexity and risk profile of the company, and

•	the willingness and ability to devote adequate time to the company’s business.

The committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•

diversity of experience, including the need for financial, business, academic, public sector and other expertise on the board or board committees, and diversity of background, including race and gender, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Candidates for Director

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board, as well as director qualifications as determined by the board. The Nominating and Corporate Governance Committee evaluates capabilities valuable to the company’s business and commensurate with the size, complexity and risk profile of the company and, as needed, to bring fresh perspective to the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the Nominating and Corporate Governance Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the Chairman of the Nominating and Corporate Governance Committee, or the independent directors as a group, you may send your communication in writing to the Assistant Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

DIRECTOR COMPENSATION

Mr. Schwab and Mr. Bettinger, who are employed by the company, receive no additional compensation for their service as directors. In 2018, non-employee directors received the following cash retainers and equity grants:

Cash Retainers

Each non-employee director received an annual cash retainer in the amount of $100,000. In addition, the Chairs of the Audit Committee and the Risk Committee each received an annual cash retainer of $40,000, and the other members of the Audit Committee and the Risk Committee each received an annual cash retainer of $15,000. The Chair of the Compensation Committee received an annual cash retainer of $30,000, and the other members of the Compensation Committee each received an annual cash retainer of $10,000. The Chair of the Nominating and Corporate Governance Committee received an annual cash retainer of $25,000, and the other members of the Nominating and Corporate Governance Committee each received an annual cash retainer of $10,000.

There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee.

Equity Grants

Each non-employee director received an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $160,000. Non-employee directors received this equity grant 50% in stock options and 50% in restricted stock units (RSUs).

Terms and Conditions

Non-employee directors receive the annual grants of options and RSUs on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, a pro-rata amount of cash retainers and equity awards is granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

The annual grants of options and RSUs vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options and RSUs become 100% vested in the event of the non-employee director’s death, disability or retirement.

•

The number of RSUs for the annual grant is determined by dividing 50% of the aggregate value of the annual equity grant by the average of the high and low market price of the company’s common stock on the grant date.

•	The number of options for the annual grant of stock options is determined by dividing 50% of the aggregate value of the annual equity grant by the fair value of an option on the grant date.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date.

•

Each stock option expires on the earliest of (1) the date ten years after the grant date, (2) the date three months after termination of service for any reason other than death, disability or retirement, or (3) the date one year after termination of service because of death or disability.

The company also has stock ownership guidelines for non-employee directors. Under our guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $400,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and RSUs are counted in determining the threshold under our stock ownership guidelines, but stock options are not.

Directors’ Deferred Compensation Plan

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their cash retainers and, at their election, either to:

(1)	receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2)	receive RSUs that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors. The following table shows compensation paid to each of our non-employee directors during 2018.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)
	Cash[1] ($)	Deferred into Restricted Stock Units or Options[2,5] ($)	Stock Awards[3,5] ($)	Option Awards[4,5] ($)	Total ($)

John K. Adams, Jr.	245,000	—	155,000	80,000	480,000

C. Preston Butcher[6]	—	62,500	—	—	62,500

Joan T. Dea	198,000	—	155,000	80,000	433,000

Christopher V. Dodds	264,000	—	155,000	80,000	499,000

Stephen A. Ellis	—	125,000	80,000	80,000	285,000

Mark A. Goldfarb	150,000	—	80,000	80,000	310,000

William S. Haraf	230,000	—	155,000	80,000	465,000

Frank C. Herringer	—	135,000	80,000	80,000	295,000

Stephen T. McLin	78,000	125,000	155,000	80,000	438,000

Charles A. Ruffel	72,684	—	46,667	46,667	166,018

Arun Sarin	125,000	—	80,000	80,000	285,000

Paula A. Sneed	120,000	—	80,000	80,000	280,000

Roger O. Walther	140,000	—	80,000	80,000	300,000

Robert N. Wilson	135,000	—	80,000	80,000	295,000

(1)	This column shows amounts paid in cash for retainers and special meeting fees. For Mr. Adams, Ms. Dea, Mr. Dodds, Mr. Haraf, Mr. McLin, and Mr. Ruffel, the amount in this column includes their cash retainer and meeting fees for service on the Board of Directors of Charles Schwab Bank.

(2)	This column shows the dollar amount of retainers and meeting fees deferred into RSUs or options under the Directors’ Deferred Compensation Plan II. The corresponding RSUs or options were as follows: 4,710 options for Mr. Butcher, 9,468 options for Mr. Ellis, 2,667 RSUs for Mr. Herringer, and 9,468 options for Mr. McLin.

(3)	The amounts shown in this column represent the grant date fair value of the RSU award. In 2018, non-employee directors who served the full year received an automatic grant of RSUs with a grant date fair value of $80,000. Mr. Ruffel’s award was prorated from the time he joined the board on May 15, 2018. For Mr. Adams, Ms. Dea, Mr. Dodds, Mr. Haraf, and Mr. McLin, the amount in this column includes an additional grant of RSUs with a grant date fair value of $75,000 for service on the Board of Directors of Charles Schwab Bank.

(4)	The amounts shown in this column represent the grant date fair value of the stock option award. In 2018, non-employee directors who served the full year received an automatic grant of stock options with a grant date fair value of $80,000. The amount for Mr. Ruffel represents the grant date fair value of the stock option award, prorated from the time he joined the board on May 15, 2018.

(5)	The following table shows the aggregate number of outstanding stock option and RSU awards held by the non-employee directors as of December 31, 2018. This includes stock options and RSUs acquired under the Directors’ Deferred Compensation Plans.

Name	Stock Option Awards	Restricted Stock Unit Awards

John K. Adams, Jr.	28,005	7,592

C. Preston Butcher	267,328	29,476

Joan T. Dea	6,079	5,186

Christopher V. Dodds	14,446	7,592

Stephen A. Ellis	90,335	11,727

Mark A. Goldfarb	39,229	3,931

William S. Haraf	28,005	7,592

Frank C. Herringer	100,847	125,802

Stephen T. McLin	263,909	39,675

Charles A. Ruffel	2,998	788

Arun Sarin	94,065	3,931

Paula A. Sneed	53,574	50,876

Roger O. Walther	100,847	33,584

Robert N. Wilson	39,229	58,915

(6)	Mr. Butcher retired from the board on May 15, 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under SEC rules during 2018.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has the sole authority to hire, retain and terminate the independent auditors. The independent auditors report directly to the Audit Committee, and the Audit Committee is directly responsible for oversight of the work of the independent auditors. The Audit Committee oversees fees paid to the independent auditors and pre-approves all audit, internal control-related and permitted non-audit services to be performed by the independent auditors. The Audit Committee evaluates the qualifications, performance and independence of the independent auditors, including the rotation and selection of the lead audit partner and whether it is appropriate to rotate the audit firm itself.

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2019 fiscal year. Deloitte has served in this capacity since the company’s inception. The Audit Committee and the Board of Directors believe that the retention of Deloitte for the 2019 fiscal year is in the best interests of the company and its stockholders. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

AUDITOR FEES

Fees for services provided by Deloitte in the last two fiscal years were:

	2018	2017
	(amounts in millions)
Audit Fees[1]	$7.6	$8.0

Audit-Related Fees[2]	3.7	2.6

Tax Fees[3]	—	—

All Other Fees[4]	—	—

Total	$11.3	$10.6

(1)	Audit fees are the aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q.

(2)	Audit-Related fees include assurance and related services, service auditor reports over internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services.

(3)	Tax fees are limited by the Audit Committee to services by Deloitte for tax return review, preparation and compliance.

(4)	All other fees represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.”

In addition to the services listed above, Deloitte provides audit and tax return review, preparation and compliance services to certain unconsolidated charitable trusts and foundations. The fees for such services are included in the expenses of the charitable trusts and foundations and borne by the stockholders of the funds and foundations.

Amounts billed by Deloitte for these services were $0.2 million in 2018 and $0.2 million in 2017. These amounts are not included in the expenses of The Charles Schwab Corporation.

Non-Audit Services Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements of the audit client,

•	broker-dealer services,

•	actuarial services,

•	management and human resource functions (including executive search services),

•	legal services and expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The Audit Committee may approve other non-audit services in advance of their performance as part of its review and approval of Deloitte’s audit service plan. In addition, the Audit Committee has pre-approved three separate categories of non-audit services under the policy subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain service auditor reports over internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence, employee benefit plan audits, and foreign statutory audits and regulatory reports), and

•	tax return review, preparation and compliance.

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

In fiscal years 2018 and 2017, the Audit Committee approved 100% of the services performed by Deloitte relating to “audit-related fees.”

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•  reviewed and discussed the audited financial statements with management,

•  discussed with the independent registered public accounting firm the matters required to be discussed pertaining to Public Company Accounting Oversight Board AS 1301 (Communications with Audit Committees), and

•  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mark A. Goldfarb, Chairman

John K. Adams, Jr.

Christopher V. Dodds

Stephen A. Ellis

William S. Haraf

PROPOSAL THREE:

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the named executive officers. The “named executive officers” are those executive officers who are listed in the Summary Compensation Table. We ask that you provide an advisory vote to approve the following, non-binding resolution on named executive officer compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory approval of named executive officer compensation is required by federal law, and the company currently conducts annual advisory votes on that compensation. Although the vote is not binding on the Board of Directors or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section describes the company’s executive compensation program, policies and practices and how executive compensation is designed to support the company’s strategic objectives.

Key Business Results

The company’s strategy is to put clients’ perspectives, needs, and desires at the forefront by seeing business “Through Clients’ Eyes.” Because investing plays a fundamental role in building financial security, the company strives to deliver a better investing experience for its clients – individual investors and the people and institutions who serve them – by disrupting longstanding industry practices on their behalf and providing superior service. In pursuing this strategy, the company:

•	Offers a broad range of products and solutions to meet client needs with a focus on transparency and value,

•	Combines its scale and resources with ongoing expense discipline to keep costs low and ensure that products and solutions are affordable as well as responsive to client needs, and

•	Seeks to maximize its market valuation and stockholder returns over time.

Effective execution of this strategy in 2018, bolstered by strength in the equity markets for much of the year, was reflected in key client metrics:

•	Core net new assets of $227.8 billion marked the sixth consecutive year at or above $125 billion and a 7% annual organic growth rate.

•	11.6 million active brokerage accounts and 1.3 million banking accounts at year end, up 8% and 9% respectively, over year-end 2017.

•

Total client assets reaching a peak of $3.56 trillion during the year before fourth quarter market value effects resulted in a total of $3.25 trillion as of December 31, 2018, down 3% from year-end 2017. Of these assets, more than half ($1.71 trillion) were receiving some form of ongoing advisory service, up 1%: $1.44 trillion were under the guidance of an independent advisor and $272 billion were enrolled in a retail advisory solution.

Success with clients combined with a generally favorable environment and ongoing expense discipline in 2018 led to record financial performance:

•	Net revenues of $10.1 billion were up 18% over 2017, and net income of $3.5 billion was up 49% – both amounts are records for the firm.

•	Revenue growth was approximately 550 basis points higher than our 12% expense growth during the year.

•	Pre-tax profit margin of 45.0% was up 260 basis points over the prior year.

•	Earnings per share (EPS) of $2.45 was up 52% over the prior year.

•	Return on common equity (ROCE) was 19%, the highest in 10 years.

A more thorough discussion of the company’s business, business strategy and results is provided in the company’s Annual Report on Form 10-K.

Executive Compensation Program

The executive compensation program is intended to support the company’s strategic objectives by:

•	attracting, motivating and retaining talented, highly capable executive officers,

•	rewarding executives for individual performance,

•	linking executive pay with the company’s financial performance, and

•	aligning incentives for executive officers with the interests of the company and its stockholders by linking pay with longer-term performance.

The compensation program uses three elements – base salary, annual cash incentives and long-term incentive awards (LTI) – to achieve these objectives. As illustrated by the charts below, the majority of compensation is delivered through variable performance-based incentives. This approach maintains a strong link between executive pay and the company’s financial performance, rewards executives only when value has been created for stockholders, and drives long-term performance.

*	Pay mix is based on amounts in the Summary Compensation Table. Annual cash incentive is the amount reported for the Corporate Executive Bonus Plan under Non-Equity Incentive Plan Compensation. Long-term Incentive Awards are amounts reported for Stock Awards and Option Awards.

Key Compensation Decisions

The company’s “Through Clients’ Eyes” strategy is based on the principle that developing trusted relationships will translate into more assets from new and existing clients, ultimately driving more revenue and, along with expense discipline, generating earnings growth and building long-term stockholder value.

The Compensation Committee’s decisions for 2018 aligned with this disciplined focus on financial results. In 2018, the Compensation Committee:

•

Continued to use EPS as the performance criterion for the Corporate Executive Bonus Plan because it measures profitability and focuses executive officers on operating performance and decisions around capital structure.

•	Set the target EPS goal for 100% payout upon achieving the company’s financial plan approved by the board.

•	Approved annual cash incentive payouts under the Corporate Executive Bonus Plan of 111.6% of the target set by the Compensation Committee based on the company’s financial performance.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Continued to use ROCE equaling or exceeding COE as the performance goal for the 2018 PBRSUs, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

•

Expanded retirement eligibility for equity awards, the Corporate Executive Bonus Plan and the Deferred Compensation Plan II to include individuals who are at least age 65 with at least 5 years of service in addition to individuals who are at least age 55 with 10 years of service to attract late-career talent.

The Compensation Committee continuously reviews and evaluates the company’s compensation program and policies and considers stockholder views regarding executive compensation. For the 2019 program, the Compensation Committee made decisions that maintain the strong relationship between compensation opportunity and the management team’s success in executing on the business strategy. For 2019, the Compensation Committee:

•	Selected EPS as the performance criterion for the Corporate Executive Bonus Plan and set the target EPS goal for 100% payout upon achieving the company’s financial plan approved by the board.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

SUMMARY OF THE EXECUTIVE COMPENSATION PROGRAM

The compensation program uses three key elements: base salary, annual cash incentives and long-term incentives. The table below identifies how each of these elements supports the objectives articulated above.

Objective	Element of Compensation
	Base Salary	Annual Cash Incentives	Long-Term Incentives

Attract, Motivate and Retain	✓	✓	✓

Reward Executives for Individual Performance		✓	✓

Link Pay with Company Financial Performance		✓	✓

Align Incentives with Long-term Interests of Stockholders			✓

Performance Metric		EPS measures profitability and reflects the annual impact of operational actions and decisions around capital structure.

PBRSUs: ROCE compared to COE measures earnings on stockholder equity and long-term profitability.

Stock options: reward share price appreciation by delivering compensation only when the stock price appreciates above the exercise price.

COMPENSATION PLANNING AND THE DECISION-MAKING PROCESS

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, executive officers, and other senior officers, and it reviews and recommends to the Board of Directors compensation for the non-employee directors.

The Compensation Committee evaluates as a committee, or together with the other independent directors and the Chairman, the performance and compensation of the Chief Executive Officer. The Compensation Committee also considers:

•

recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives, developed in consultation with the Executive Vice President – Human Resources,

•	recommendations from the Chief Financial Officer regarding performance criteria and goals for annual and long-term incentives,

•

advice from the Executive Vice President – Corporate Risk regarding the design and results of incentive compensation programs to ensure consistency with the company’s financial plan, strategic objectives and risk profile, and

•	guidance and advice of its independent compensation consultant, Semler Brossy Consulting Group (Semler Brossy).

While the Compensation Committee considers the information provided by management and its independent compensation consultant, it does not delegate authority to management for executive compensation decisions.

The Compensation Committee’s review of named executive officer compensation in 2018 included consideration of:

•	the economic environment, market trends, and proposed regulations,

•	a competitive pay analysis of peer companies with data from proxy statements and the McLagan 2017 Top Management Survey,

•	each executive’s experience, responsibilities, individual performance, and pay relative to internal peers, and

•	reports prepared by the independent compensation consultant and the company’s Human Resources Department on each executive’s pay history with:

•	actual total compensation from 2014 to 2017,

•	proposed 2018 total compensation,

•	option exercises, equity vesting amounts, dividend equivalents, 401(k) balances, deferred compensation balances, and other cash compensation (e.g., company match for the 401(k) plan),

•	the value and vesting schedule of outstanding long-term awards, and

•	each component of pay as a percentage of total compensation.

The Compensation Committee does not use a formula or assign a weighting to various factors considered in setting compensation. It does not target a specific percentage mix between cash compensation and long-term incentives or any specific percentage of total compensation for each compensation component.

The Compensation Committee uses a peer group as a source of market data to assess the competitiveness of compensation and pay practices for executive officers and non-employee directors. The data is not used to set compensation targets. Peers were selected considering the following factors:

•	Quantitative: revenue, market capitalization, and number of employees.

•	Qualitative: business model, geographic coverage, and competition for customers and/or employees.

Because the company has few competitors comparable in terms of business model and geographic coverage, the peer group includes a mix of brokerage firms, banking and asset management companies, and companies that provide custody services and process a significant daily volume of consumer financial transactions. The peer group of 24 companies used for compensation for 2018 was:

Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2018, the Compensation Committee engaged Semler Brossy to review pay trends across the financial services industry and in the peer group, advise directly on Chief Executive Officer, Chairman and non-employee director compensation, provide competitive assessments of executive compensation, review long-term incentives as well as the long-term incentives used by companies in the peer group, assist with the review and analysis of the peer group, and provide general advice and counsel with respect to executive compensation programs, market practices and trends. Semler Brossy was engaged by the Compensation Committee directly and does not provide other services to the company. In 2018, the Compensation Committee reviewed information regarding potential conflicts of interest with Semler Brossy, including: other services it might provide to the company, fees received from the company as a percentage of its total revenue, policies and procedures designed to prevent conflicts of interest, any business and/or personal relationships with members of the Compensation Committee, company stock owned, and any business and/or personal relationships between Semler Brossy consultants and any executive officer of the company.

ELEMENTS OF COMPENSATION

Base salary, annual cash incentives and long-term incentives are the key compensation elements for achieving the company’s objectives. The following adjustments were made to base salary, annual cash incentives and long-term incentives of the named executive officers in 2018:

Executive	Compensation Adjustments
	Base Salary $ Increase	Increase in Bonus Target (% of salary)	LTI $ Increase	Reason for Adjustments

Walter W. Bettinger II	$150,000	—	$500,000	• To reward and recognize accomplishments as CEO

Peter B. Crawford	$25,000	25%	$250,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Charles R. Schwab	$100,000	—	$150,000	• To reward and recognize accomplishments as Executive Chairman

Joseph R. Martinetto	$75,000	10%	$1,000,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data • Increased responsibilities

Terri R. Kallsen	$25,000	—	$150,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Base Salary

Base salaries are established at levels intended to attract, motivate and retain highly capable executive officers. As illustrated by the pay mix charts in the Executive Summary above, executive officers receive a small percentage of their overall compensation in base salary. The Compensation Committee approved the following base salaries effective March 1, 2018:

Executive	2018 Base Salary Effective March 1, 2018

Walter W. Bettinger II	$1,300,000

Peter B. Crawford	$475,000

Charles R. Schwab	$700,000

Joseph R. Martinetto	$700,000

Terri R. Kallsen	$550,000

Annual Cash Incentives

Annual cash incentive awards for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of 2018, the Compensation Committee established the performance criterion, set performance goals and approved a target bonus award, expressed as a percentage of salary, for each named executive officer. In March 2018, the Compensation Committee increased Mr. Martinetto’s bonus target for 2018 by 10% in recognition of his promotion to Chief Operating Officer and the increase in his responsibilities.

The Compensation Committee approved the following annual incentives for 2018:

Executive	2018 Target Cash Incentive (%)	2018 Target Cash Incentive ($)	2018 Actual Cash Incentive ($)

Walter W. Bettinger II	375%	$4,781,250	$5,335,875

Peter B. Crawford	150%	$706,250	$788,175

Charles R. Schwab	250%	$1,708,333	$1,906,500

Joseph R. Martinetto	210%	$1,443,750	$1,611,225

Terri R. Kallsen	175%	$955,208	$1,066,012

EPS was established as the performance criterion for all named executive officers. The Compensation Committee believes EPS provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and decisions around capital structure. For purposes of the Corporate Executive Bonus Plan, EPS is calculated as fully diluted EPS calculated in accordance with U.S. Generally Accepted Accounting Principles, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criterion was established. EPS goals were summarized in a matrix with potential payouts ranging from 50% to 200% of the target bonus award, with a 100% payout assigned to the EPS goal set by the Compensation Committee. Achieving EPS of less than 50% of the target EPS goal would result in no bonus payment; achieving EPS between 50% and 100% of the target EPS goal would result in a payout of between 50% and 100% of the target bonus award; and achieving EPS of more than the target EPS goal would result in a payout of between 100% and 200% of the target bonus award. The threshold of 50% of target EPS was adopted to establish the minimum level of achievement for a bonus payment, and a cap on bonus payout was set at 200% of the target award. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

In 2018, the target EPS goal was set at $2.20; the maximum payment was 200% of the target bonus award for EPS of $4.40 or higher; and the minimum payment was 50% of the target bonus award for EPS of $1.10. The target EPS goal of $2.20 was set to result in a payout of 100% of the target bonus award for performance in line with the company’s financial plans approved by the board. For 2018, the Compensation Committee approved payouts based on EPS of $2.45. The Compensation Committee determined that the company achieved these results while maintaining a low credit risk profile and remaining within its parameters for interest rate risk. The Compensation Committee did not reduce the cash incentive award for any individual named executive officer and approved funding at 111.6% of target for each of the named executive officers.

Long-Term Incentives

At its January 2018 meeting, the Compensation Committee approved equity awards to be granted on March 1, 2018 for the named executive officers pursuant to the 2013 Stock Incentive Plan. Of the total target equity awards granted, 50% was granted in stock options and 50% was granted in PBRSUs to align the incentives of executives with the long-term interests of stockholders.

The Compensation Committee increased the value of the awards granted to Mr. Martinetto by $250,000 in January in recognition of his individual performance, pay relative to internal peers and pay relative to external compensation data. In March 2018, in recognition of his promotion to Chief Operating Officer and the increase in his responsibilities, the Compensation Committee approved a one-time grant to Mr. Martinetto of $375,000 in stock options and $375,000 in PBRSUs with a grant date of April 2, 2018 with the terms and conditions noted below for the March 1, 2018 grants.

The Compensation Committee approved the following equity awards for 2018:

Executive	2018 PBRSUs ($)	2018 Stock Options ($)	2018 Total LTI ($)

Walter W. Bettinger II	$4,500,000	$4,500,000	$9,000,000

Peter B. Crawford	$500,000	$500,000	$1,000,000

Charles R. Schwab	$1,725,000	$1,725,000	$3,450,000

Joseph R. Martinetto	$1,500,000	$1,500,000	$3,000,000

Terri R. Kallsen	$825,000	$825,000	$1,650,000

Stock Options

The Compensation Committee approved stock options to be granted on March 1, 2018 vesting 25% annually over four years. The stock options provide for accelerated vesting due to a change in control, death or disability, or retirement, and the amounts associated with accelerated vesting are included in the Termination and Change in Control Benefits Table.

Performance-Based Restricted Stock Units

The Compensation Committee approved PBRSUs with cliff-vesting based on the three-year performance period from January 1, 2018 to December 31, 2020. The main features of the 2018 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2018

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for that period has been met

Performance Period	• January 1, 2018 to December 31, 2020

Dividend Equivalent Payments

•  Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROCE • COE

The Compensation Committee approved performance goals based on ROCE and COE with potential payouts ranging from 100% to 200% of the target shares granted. Where ROCE divided by COE equals between 1 and 2, 100% of target shares are paid. Where ROCE divided by COE equals less than 1, the target shares are forfeited. Where ROCE divided by COE equals more than 2, the target shares are paid out in a range from 100% to 200% of target.

The Compensation Committee approved performance criteria based on ROCE and COE because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The opportunity for a payout up to 200% of the target award incents executives to exceed target performance and directly links the magnitude of the payout to the company’s performance up to a cap of 200%. If the Compensation Committee certifies that the goal has been met for the performance period, then the award for that performance period will vest. If the goal has not been met, then the PBRSUs and associated dividend equivalent payments will be forfeited.

ROCE is calculated as net income available to common stockholders divided by average common stockholders’ equity, for the performance period, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criteria were established.

COE is calculated using the Capital Asset Pricing Model (CAP-M), which is a commonly used financial metric that incorporates the risk-free interest rate (the company uses the six-month average of the five-year Treasury rate), the beta of the company’s equity (a measure of the volatility of the company’s common stock relative to the broader equity market), and a market equity risk premium (an estimate of the expected excess return required for holding equities instead of a risk-free asset).

In determining whether the performance goals have been met, the Compensation Committee excludes losses from any unusual or non-recurring items, including, but not limited to: discontinued operations; the cumulative negative effects of changes in accounting principles and laws; losses on divestitures; losses on foreign exchange transactions; impairment of goodwill, intangible or long-lived assets; litigation-related charges; restructuring charges; and any other unusual or non-recurring losses.

The PBRSUs provide for accelerated vesting and payment of target awards due to a change in control, death or disability. The PBRSUs also provide for continued vesting following termination under the Charles Schwab Severance Pay Plan (Severance Plan) or retirement, subject to achievement of performance goals established at the time such awards were granted. The values of awards subject to these accelerated vesting and continued vesting provisions are included in the Termination and Change in Control Benefits Table.

Vesting of Performance-Based Restricted Stock Units for the Performance Period Ending December 31, 2018

In January 2016 the Compensation Committee granted performance-based equity awards with cliff-vesting and a three-year performance period ending December 31, 2018. These awards only vest if the Compensation Committee certifies that the applicable performance goals have been achieved. The Compensation Committee chose ROCE compared to COE as the performance criterion for these equity awards, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. Shares are earned at target when ROCE divided by COE equals at least 1 and no more than 2. Shares are earned above target when ROCE divided by COE is greater than 2. For PBRSUs vesting based on the three-year performance period ending December 31, 2018, the Compensation Committee determined the performance goal was met and approved payouts based on ROCE of 16.0% and COE of 8.8%, achieving target performance and resulting in a payout at target. The Compensation Committee determined the achievement of the performance goals excluding 2017 charges related to tax reform and location strategy and a gain related to a tax benefit associated with equity compensation. The Compensation Committee certified achievement of the following performance goal for awards with the performance period ending in 2018:

Grant Year	Performance Goal	Performance Period	ROCE	COE	Performance Goal Met

2016	ROCE divided by COE = at least 1	January 1, 2016 to December 31, 2018	16.0%	8.8%	Yes

Changes to Retirement Eligibility

At its December 2017 meeting, the Compensation Committee expanded retirement eligibility for retirements on or after March 1, 2018 for equity awards, the Corporate Executive Bonus Plan, and the Deferred Compensation Plan II to include individuals who terminate employment after attaining age 65, with at least 5 years of service, in addition to individuals who terminate employment after attaining age 55, with 10 years of service. For individuals who are retirement eligible, RSUs and non-qualified stock options vest at termination, while PBRSUs continue to vest following retirement and are payable on the original payment schedule subject to the company’s attainment of the performance goals. Under the Corporate Executive Bonus Plan, the Compensation Committee may award a bonus to employees who retire prior to the end of the performance period based on the achievement of the performance criteria. Under the Deferred Compensation Plan II, deferral elections are honored for employees who are retirement eligible, while accounts of employees who are not retirement eligible are paid out in the year following termination.

Other Compensation

Executive Benefits and Perquisites

The company provides limited executive perquisites. The Compensation Committee previously approved certain benefits for Mr. Bettinger, including a car service for commuting purposes, which he has not used, parking, and use of fractionally-owned aircraft consistent with company policies.

For named executive officers, the company:

•	does not provide financial planning assistance,

•	does not gross up payments to cover executives’ personal tax liability,

•	does not offer executive retirement or medical plans, and

•	does not match contributions to the deferred compensation plan.

Employee Benefit Plans

The company offers no defined benefit plan, special retirement plan for executives or other nonqualified excess plans to named executive officers. Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan available to all eligible employees subject to Internal Revenue Service limits (except Mr. Schwab, who is excluded from the employee stock purchase plan because he owns more than 5% of the company’s stock), and a deferred compensation plan available to officers and other key employees.

Severance

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the Severance Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the severance program, executive officers are eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement, as described in the narrative to the Summary Compensation Table.

Compensation Policies

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with those of other stockholders. Under the guidelines:

•	The Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary.

•	All other executive officers are expected to maintain an investment position equal to at least three times base salary.

Shares owned directly, shares beneficially owned under company benefit plans, restricted stock, RSUs, and PBRSUs are included in determining ownership levels, but stock options are not. The stock ownership guidelines allow the Compensation Committee to take action if the target ownership levels are not met within five years. For 2018, all of the named executive officers had stock ownership exceeding the guidelines.

Prohibition on Speculative Trading in Company Stock

Speculative trading in the company’s stock is prohibited. Prohibited speculative trading includes short-term trading, selling short, buying options to open a position and selling uncovered options.

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time the Compensation Committee or the independent directors take action. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date.

Recoupment Policies

The company has a recoupment policy to recover incentive awards granted to executive officers in the event of a significant restatement of financial results from material noncompliance with financial reporting requirements due to misconduct.

In addition, in the event of certain securities law violations, the Compensation Committee reserves the right to reduce or cancel equity awards or require executives to disgorge any profit realized from equity awards.

The company also reserves the right to cancel equity awards of employees who are terminated for cause.

Response to Advisory Vote on Say-on-Pay and Stockholder Engagement

The Compensation Committee considers the result of the stockholders’ advisory say-on-pay vote when reviewing and evaluating the executive compensation program throughout the year. The Compensation Committee noted the strong support of the stockholders, who approved the company’s advisory say-on-pay proposal by approximately 96% at the 2018 Annual Meeting of Stockholders, and believes this vote reflects broad support of our compensation program and policies.

The Compensation Committee continues to review and evaluate the company’s compensation program and policies in the context of our business, regulatory requirements, and evolving best practices. As part of this process, the Compensation Committee takes into consideration stockholder views regarding executive compensation that the company receives from time to time.

Given the positive feedback received through stockholder engagement and the results of our 2018 say-on-pay vote, the Compensation Committee determined that the 2018 executive compensation program should remain consistent with the 2017 program. In addition, members of our investor relations and legal teams met with stockholders who provided feedback on a variety of topics, including executive compensation, corporate governance, and environmental and social goals.

Risk Assessment

The Compensation Committee reviewed a report by the company’s Corporate Risk Management and Human Resources Departments on incentive compensation practices and policies throughout the company and the potential impact on risk-taking by employees. The report reviewed payouts, risk ratings and balancing methods for all employee incentive compensation plans, changes in incentive compensation plans and programs made in 2018, bank product incentives, and enhancements to the incentive compensation risk management program. The annual report identified the following risk-mitigating factors currently in place:

•	approval of executive compensation by an independent board committee,

•	review of plan design and performance results for all executive incentive plans by the corporate risk officer,

•	performance-based long-term incentive awards,

•	payments may be subject to adjustment based on risk management factors,

•	a balanced suite of performance metrics with a strong link to stockholder value,

•	caps on annual incentive opportunities,

•	performance goals based on financial plans reviewed by the board,

•	a four-year vesting period for stock options with limited opportunities for accelerated vesting,

•	a three-year performance period and cliff-vesting for PBRSUs with limited opportunities for accelerated vesting,

•	meaningful executive stock ownership guidelines, and

•	annual review of incentive plan performance, along with centralized design and administration of all incentive plans.

In addition, when reviewing the design of and payments pursuant to incentive compensation programs, the Compensation Committee considers the review by the Executive Vice President – Corporate Risk regarding consistency with the company’s financial plan, strategic objectives and risk profile.

Internal Revenue Code Section 162(m)

Historically, the company’s compensation plans were structured so that compensation would be performance-based and deductible under Section 162(m) of the Internal Revenue Code, as amended (Section 162(m)), with the Compensation Committee approving compensatory arrangements that were not deductible under Section 162(m) based on business needs. The Tax Cuts and Jobs Act enacted on December 22, 2017 eliminated the performance-based compensation exemption from the Section 162(m) one million dollar deduction limit, with an exception for certain agreements in effect on November 2, 2017 (the 162(m) Grandfather). The company intends to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the 162(m) Grandfather.

COMPENSATION DECISIONS MADE FOR 2019

2019 Compensation for the Chief Executive Officer

In January 2019, the Compensation Committee approved a $1,000,000 increase in long-term incentives for Mr. Bettinger to reward and recognize his accomplishments as CEO. The Compensation Committee believes that Mr. Bettinger’s leadership is a key factor in growing the long-term strength of our franchise by focusing on serving clients, operating in a disciplined manner and building a leadership team for the future.

2019 Annual Cash Incentives

In January 2019, the Compensation Committee considered performance criteria for 2019 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee selected overall corporate performance as measured by EPS.

2019 Long-Term Incentives

In January 2019, the Compensation Committee approved long-term equity awards of 50% stock options and 50% PBRSUs under the 2013 Stock Incentive Plan to align the long-term incentives of the executives with the long-term interests of the stockholders. These equity awards were granted on March 1, 2019. The stock options will vest 25% annually over four years. The PBRSUs will have cliff-vesting based on the three-year performance period from January 1, 2019 to December 31, 2021. The main features of the 2019 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2019

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for that period has been met

Performance Period	• January 1, 2019 to December 31, 2021

Dividend Equivalent Payments

•  Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROCE • COE

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Joan T. Dea

Frank C. Herringer

Paula A. Sneed

2018 CEO PAY RATIO

The following is a reasonable estimate, calculated in accordance with SEC rules, of the ratio of the 2018 annual total compensation of the company’s median employee to the 2018 annual total compensation of Mr. Bettinger, the President and Chief Executive Officer:

•	the annual total compensation of the median employee, calculated in accordance with Summary Compensation Table rules, was $104,281;

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $15,627,607; and

•	the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 150 to 1.

The same median employee was used for 2018 as was used in 2017 as there was no material change in the employee population or compensation arrangements that would have significantly impacted the pay ratio disclosure.

In order to identify the company’s median employee in 2017, the employee population as of October 1, 2017, which equaled 16,623 individuals, including full-time, part-time, temporary and seasonal employees, was determined based on the company’s internal records. Of those 16,623 individuals, 16,570 were in the United States and 53 outside the United States. The company’s 53 non-U.S. employees, which accounted for less than 5% of the total employee population, were excluded from the analysis. Such employees were located in: Australia (16 employees); Hong Kong (24 employees); Singapore (five employees); and the United Kingdom (eight employees).

The company’s payroll records were used to calculate total cash compensation for each employee, other than the CEO and non-U.S. employees identified as excluded above, based on such employee’s annual rate of salary as of October 1, 2017 and actual bonus paid for performance in 2016, including quarterly advances paid in 2016 and the final 2016 bonus payment on March 3, 2017. The median employee was identified by consistently applying this compensation measure to all employees included in the analysis.

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the named executive officers: Walter W. Bettinger II, President and Chief Executive Officer, Peter B. Crawford, Executive Vice President and Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2018.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compen- sation[4] ($)	All Other Compen- sation[5] ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	2018 2017 2016	1,275,000 1,133,333 1,041,667	— — —	4,500,000 4,250,000 3,875,000	4,500,000 4,250,000 3,875,000	5,335,875 4,613,375 10,639,350	16,732 102,029 116,632	15,627,607 14,348,737 19,547,649

Peter B. Crawford Executive Vice President and Chief Financial Officer	2018 2017	470,833 444,167	— 76,325	500,000 500,000	500,000 500,000	788,175 482,142	15,069 17,754	2,274,077 2,020,388

Charles R. Schwab[6] Chairman	2018 2017 2016	683,333 583,333 500,000	— — —	1,725,000 1,650,000 1,500,000	1,725,000 1,650,000 1,500,000	1,906,500 1,583,021 4,582,800	14,428 53,119 60,273	6,054,261 5,519,473 8,143,073

Joseph R. Martinetto Senior Executive Vice President and Chief Operating Officer	2018 2017 2016	687,500 625,000 625,000	— — —	1,500,000 1,000,000 1,000,000	1,500,000 1,000,000 1,000,000	1,611,225 1,356,875 3,662,325	15,485 36,647 39,713	5,314,210 4,018,522 6,327,038

Terri R. Kallsen Executive Vice President – Investor Services	2018	545,833	—	825,000	825,000	1,066,012	15,247	3,277,092

(1)	The amounts shown in this column represent bonuses paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for the officer who received a promotion after the beginning of the performance period.

(2)	The amounts shown in this column represent the aggregate grant date fair value of PBRSUs and RSUs and do not reflect the amounts ultimately realized by the named executive officer. The values shown are as of the grant date determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which is the date on which all of the significant terms, including any performance criteria, were established. The values represent the aggregate compensation cost expected at the grant date to be recognized over the service period and are not adjusted for the effect of any estimated forfeitures. The maximum value of the 2018 PBRSU grants on the grant date, assuming the performance conditions are met at 200% of the target award, would be: $9,000,000 for Mr. Bettinger; $1,000,000 for Mr. Crawford; $3,450,000 for Mr. Schwab; $3,000,000 for Mr. Martinetto; and $1,650,000 for Ms. Kallsen.

PBRSUs awarded in 2018, 2017 and 2016 vest only upon satisfaction of the performance conditions of those awards. For the 2018, 2017 and 2016 PBRSUs, the date the Compensation Committee granted the units and the date all significant terms of the award were finalized were the same. The values reflected in the table for the grants are the number of units granted multiplied by the average of the high and low market price of the company’s common stock on the accounting grant date.

For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated

Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “Note 19. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards and not the amount ultimately realized by the named executive officer. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “Note 19. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(4)	For 2018 and 2017, represents amounts earned under the Corporate Executive Bonus Plan. For 2016, represents amounts earned under the Corporate Executive Bonus Plan plus amounts earned from long-term cash incentive awards granted in 2013 for 2013-2016 performance.

(5)	The amounts shown in this column for 2018 include $14,000 for each named executive officer for employer match contributions under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(6)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

2018 Grants of Plan-Based Awards Table

Name	Grant Date	Date of Action if Not Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)[5]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Walter W. Bettinger II	1/25/2018 3/1/2018 3/1/2018	— 1/25/2018 1/25/2018	2,390,625 — —	4,781,250 — —	9,562,500 — —	— — —	— 85,731 —	— 171,462 —	— — 285,896	— — 52.05	— 4,500,000 4,500,000

Peter B. Crawford	1/25/2018 3/1/2018 3/1/2018	— 1/25/2018 1/25/2018	353,125 — —	706,250 — —	1,412,500 — —	— — —	— 9,526 —	— 19,052 —	— — 31,767	— — 52.05	— 500,000 500,000

Charles R. Schwab	1/25/2018 3/1/2018 3/1/2018	— 1/25/2018 1/25/2018	854,166 — —	1,708,334 — —	3,416,667 — —	— — —	— 32,864 —	— 65,728 —	— — 109,594	— — 52.05	— 1,725,000 1,725,000

Joseph R. Martinetto	3/1/2018 3/1/2018 3/27/2018 4/2/2018 4/2/2018	1/25/2018 1/25/2018 — 3/27/2018 3/27/2018	— — 721,875 — —	— — 1,443,750 — —	— — 2,887,500 — —	— — — — —	21,433 — — 7,362 —	42,866 — — 14,724 —	— 71,474 — — 24,607	— 52.05 — — 50.41	1,125,000 1,125,000 — 375,000 375,000

Terri R. Kallsen	1/25/2018 3/1/2018 3/1/2018	— 1/25/2018 1/25/2018	477,604 — —	955,208 — —	1,910,416 — —	— — —	— 15,718 —	— 31,436 —	— — 52,415	— — 52.05	— 825,000 825,000

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show, for the January 25, 2018 and March 27, 2018 grant dates for the named executive officers, respectively, the range of possible payouts for annual cash incentive awards granted in 2018 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2018 performance under this plan are shown in the “non-equity incentive plan compensation” column of the Summary Compensation Table. The “threshold” column shows the bonus payment for achieving 50% of the target EPS goal; achieving less than 50% of the target EPS goal would result in no bonus payment.

(3)	These PBRSU awards were granted under the 2013 Stock Incentive Plan and vest on the third anniversary of the grant date, provided that a target performance goal based on ROCE divided by COE for the three-year performance period ending December 31, 2020 is met. Shares are forfeited if the performance target is not met or will be paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

(4)	These stock option awards were granted under the 2013 Stock Incentive Plan, vest in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)	For the option awards approved on January 25, 2018 with a grant date of March 1, 2018, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by an options pricing model. The fair value of the option determined by the pricing model on March 1, 2018 was $15.74. For PBRSU awards, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of March 1, 2018, which was $52.49.

For the option award to Mr. Martinetto approved on March 27, 2018 with a grant date of April 2, 2018, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by an options pricing model. The fair value of the option determined by the pricing model on April 2, 2018 was $15.24. For the RSU award to Mr. Martinetto, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the common stock on the grant date of April 2, 2018, which was $50.94.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Base Salaries

In 2018, the Compensation Committee increased the base salary for Mr. Bettinger by $150,000 (13%), for Mr. Crawford by $25,000 (5.6%), for Mr. Schwab by $100,000 (16.7%), for Mr. Martinetto by $75,000 (12%), and for Ms. Kallsen by $25,000 (4.8%). The Compensation Committee made no other adjustments to base salary for the named executive officers in 2018.

Annual Cash Incentives

In 2018, the Compensation Committee increased Mr. Crawford’s annual cash incentive target from 125% to 150% of base salary and increased Mr. Martinetto’s annual cash incentive from 200% to 210% of base salary. The Compensation Committee made no other adjustments to annual cash incentive targets for the named executive officers in 2018.

Long-Term Incentives

In 2018, the Compensation Committee increased the annual long-term incentive awards for Mr. Bettinger by $500,000, for Mr. Crawford by $250,000, for Mr. Schwab by $150,000, for Mr. Martinetto by $1,000,000 (which includes a one-time grant of $750,000 with a grant date of April 2, 2018 in recognition of his promotion to Chief Operating Officer), and for Ms. Kallsen by $150,000.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003, and stockholders approved the annual bonus provision contained in the employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his then current base salary and participation in all bonus, incentive and other compensation and benefits for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the

San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the Termination and Change in Control Benefits Table below.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

2018 Termination and Change in Control Benefits Table

Name	Event[1]	Salary and Bonus ($)		Early Vesting of Stock Options[2] ($)		Early or Continued Vesting of Restricted Stock Units[2] ($)		Other ($)		Total ($)

Walter W. Bettinger II	Termination under Severance Plan	1,536,667	[3]	4,798,839	[4]	13,938,672	[4]	23,859	[5]	20,298,037
	Change in control	—		4,798,839	[6]	13,938,672	[6]	—		18,737,511
	Death or disability	—		4,798,839	[6]	13,938,672	[6]	—		18,737,511
	Retirement or voluntary resignation	—		4,798,839	[4]	13,938,672	[4]	—		18,737,511

Peter B. Crawford	Termination under Severance Plan	557,830	[3]	271,176	[7]	861,457	[7]	23,790	[5]	1,714,253
	Change in control	—		281,417	[6]	1,323,353	[6]	—		1,604,770
	Death or disability	—		281,417	[6]	1,323,353	[6]	—		1,604,770

Charles R. Schwab	Termination without cause	7,819,500	[8]	1,874,168	[9]	5,387,022	[4]	75,010,720	[10]	90,091,410
	Change in control	—		1,874,168	[6]	5,387,022	[6]	—		7,261,190
	Death	3,500,000	[11]	1,874,168	[6]	5,387,022	[6]	74,022,060	[12]	84,783,250
	Disability	2,100,000	[13]	1,874,168	[6]	5,387,022	[6]	74,022,060	[12]	83,383,250

	Resignation following a change in control	2,625,000	[14]	1,874,168	[6]	5,387,022	[6]	74,022,060	[12]	83,908,250
	Retirement or voluntary resignation	2,625,000	[14]	1,874,168	[4]	5,387,022	[4]	74,022,060	[12]	83,908,250

Joseph R. Martinetto	Termination under Severance Plan	827,439	[3]	1,282,717	[4]	3,861,750	[4]	24,208	[5]	5,996,114
	Change in control	—		1,282,717	[6]	3,861,750	[6]	—		5,144,467
	Death or disability	—		1,282,717	[6]	3,861,750	[6]	—		5,144,467
	Retirement or voluntary resignation	—		1,282,717	[4]	3,861,750	[4]	—		5,144,467

Terri R. Kallsen	Termination under Severance Plan	417,432	[3]	553,980	[7]	1,202,626	[7]	14,122	[5]	2,188,160
	Change in control	—		894,372	[6]	2,590,392	[6]	—		3,484,764
	Death or disability	—		894,372	[6]	2,590,392	[6]	—		3,484,764

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2018).

The benefits payable to Mr. Schwab are based on the terms of his employment, license, and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other named executive officers are eligible for benefits in the event of job elimination under the Severance Plan, and these benefits are included in amounts shown for “termination under Severance Plan.”

Stock option and RSU agreements contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement or voluntary resignation.” As of December 31, 2018, Mr. Bettinger, Mr. Martinetto and Mr. Schwab met the eligibility criteria for retirement under certain existing equity award agreements.

PBRSU award agreements contain provisions for accelerated vesting and payment of target awards due to a change in control, death or disability. These accelerated amounts are included in the amounts shown for “change in control” or “death or disability”. PBRSU award agreements contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions is included in amounts shown for “termination under Severance Plan” and “retirement or voluntary resignation” as applicable.

(2)	For stock options, the amounts are based on the spread between the exercise price and the closing price of a share of company common stock on December 31, 2018 ($41.53), multiplied by the number of shares subject to accelerated vesting. For RSUs, the amounts are based on the closing price of a share of company common stock on December 31, 2018 ($41.53), multiplied by the number of shares subject to accelerated vesting. For PBRSUs, the amounts are based on $41.53 multiplied by the target number of shares that would vest, to the extent not already forfeited, under accelerated vesting provisions (in the case of death, disability or change in control), or the number of shares that will continue to vest, to the extent not already forfeited, under continued vesting provisions (in the case of retirement or severance under the Severance Plan) subject to achievement of performance goals established at the time such awards were granted.

(3)	Includes a base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance benefit equal to base salary (at December 31, 2018 rate) for a specified period (a minimum of seven months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(4)	Under equity award agreements, if the employee meets the eligibility criteria for retirement at the time of termination, stock options and RSUs vest and PBRSUs continue to vest based on the achievement of the related performance goals.

(5)	Under the Severance Plan, amounts represent a lump-sum payment to cover part of the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(6)	Under equity award agreements, these awards fully vest in the event of a change in control of the company, death or disability.

(7)	Under the Severance Plan, amounts result from vesting of outstanding long-term awards that would have vested during the 60-day notice period, accelerated vesting of outstanding stock options and RSU awards that would have vested upon termination, and continued vesting of PBRSU awards that may vest during the severance period after termination.

(8)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2018 rate of $700,000) and bonus (at 2018 cash incentive of $1,906,500 under the Corporate Executive Bonus Plan), to be paid in 36 monthly installments.

(9)	Under Mr. Schwab’s employment agreement, unvested stock options fully vest upon an involuntary separation from service other than for cause.

(10)	Under Mr. Schwab’s employment and license agreements, includes: annual installments of $4,934,804 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, and estimated cost of office space and secretarial support for 36 months of $988,660.

(11)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2018 rate of $700,000).

(12)	Under Mr. Schwab’s license agreement, represents annual installments of $4,934,804 for 15 years payable to Mr. Schwab or his estate.

(13)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2018 rate of $700,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2018 Summary Compensation Table and is not an additional expense to the company.

(14)	Under Mr. Schwab’s employment agreement, represents 60 monthly installments of $43,750 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation, or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2018 Summary Compensation Table and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by his or her full years of service, with a minimum of seven months and maximum of 12 months of the base salary that would have been payable to the executive officer. Prorated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes entitled to severance benefits under the plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except PBRSUs or similar performance-based awards, which would have vested had the officer remained employed during the severance period will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in PBRSUs to the extent performance goals are met or exceeded for the period.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2018

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)

Walter W. Bettinger II	36,501 33,770 338,448 232,314 81,231	112,816 232,315 243,693 285,896	[2] [3] [4] [5]	27.45 28.44 30.17 26.39 42.99 52.05	8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028	—	—	335,629[10,11,12]	13,938,672

Peter B. Crawford	8,292 27,500 17,292 14,963 17,182 14,988 7,167 2,797	5,728 14,989 21,503 8,394 31,767	[6] [3] [4] [7] [5]	11.75 13.64 23.12 28.44 34.70 26.39 42.99 39.70 52.05	11/1/2021 11/1/2022 11/1/2023 11/3/2024 8/3/2025 3/1/2026 3/1/2027 6/1/2027 3/1/2028	3,837[13,14]	159,351	28,028[10,11,12]	1,164,003

Charles R. Schwab	316,266 112,360 130,112 132,576 126,812 147,992 165,877 123,967 156,658 150,000 121,066 77,640 72,047 71,226 67,386 62,345 135,379 89,928 31,536	45,127 89,929 94,611 109,594	[2] [3] [4] [5]	17.38 18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39 42.99 52.05	11/2/2019 3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028	—	—	129,714[10,11,12]	5,387,022

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)

Joseph R. Martinetto	38,820 36,024 35,613 33,693 31,173 78,971 22,590 59,952 19,113	26,324 7,531 59,953 57,340 71,474 24,607	[2] [8] [3] [4] [5] [9]	22.67 23.12 25.86 27.45 28.44 30.17 31.44 26.39 42.99 52.05 50.41	8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 6/1/2025 3/1/2026 3/1/2027 3/1/2028 4/2/2028	1,984[15]	82,396	91,003[10,11,12,16]	3,779,355

Terri R. Kallsen	14,335	18,803 44,965 43,005 52,415	[2] [3] [4] [5]	30.17 26.39 42.99 52.05	3/2/2025 3/1/2026 3/1/2027 3/1/2028	—	—	62,374[10,11,12]	2,590,392

(1)	Represents the market value of unvested RSUs or PBRSUs held as of December 31, 2018 based on the closing price of a share of common stock of $41.53 on December 31, 2018.

(2)	These non-qualified stock options were approved on January 29, 2015 under the 2013 Stock Incentive Plan with a grant date of March 2, 2015 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These non-qualified stock options were approved on January 28, 2016 under the 2013 Stock Incentive Plan with a grant date of March 1, 2016 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These non-qualified stock options were approved on January 26, 2017 under the 2013 Stock Incentive Plan with a grant date of March 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These non-qualified stock options were approved on January 25, 2018 under the 2013 Stock Incentive Plan with a grant date of March 1, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These non-qualified stock options were approved on July 23, 2015 under the 2013 Stock Incentive Plan with a grant date of August 3, 2015 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	These non-qualified stock options were approved on April 20, 2017 under the 2013 Stock Incentive Plan with a grant date of June 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	These non-qualified stock options were approved on April 22, 2015 under the 2013 Stock Incentive Plan with a grant date of June 1, 2015 and vest in four equal installments beginning on the first anniversary of the grant date.

(9)	These non-qualified stock options were approved on March 27, 2018 under the 2013 Stock Incentive Plan with a grant date of April 2, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(10)	Includes PBRSU awards that were approved on January 28, 2016 under the 2013 Stock Incentive Plan with a grant date of March 1, 2016 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/1/2019	149,614

Peter B. Crawford	3/1/2019	9,653

Charles R. Schwab	3/1/2019	57,916

Joseph R. Martinetto	3/1/2019	38,611

Terri R. Kallsen	3/1/2019	28,958

(11)	Includes PBRSU awards that were approved on January 26, 2017 under the 2013 Stock Incentive Plan with a grant date of March 1, 2017 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/1/2020	100,284

Peter B. Crawford	3/1/2020	8,849

Charles R. Schwab	3/1/2020	38,934

Joseph R. Martinetto	3/1/2020	23,597

Terri R. Kallsen	3/1/2020	17,698

(12)	Includes PBRSU awards that were approved on January 25, 2018 under the 2013 Stock Incentive Plan with a grant date of March 1, 2018 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/1/2021	85,731

Peter B. Crawford	3/1/2021	9,526

Charles R. Schwab	3/1/2021	32,864

Joseph R. Martinetto	3/1/2021	21,433

Terri R. Kallsen	3/1/2021	15,718

(13)	Includes time-based RSUs that were approved on July 23, 2015 under the 2013 Stock Incentive Plan with a grant date of August 3, 2015 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Peter B. Crawford	8/3/2019	1,443

(14)	Includes time-based RSUs that were approved on April 20, 2017 under the 2013 Stock Incentive Plan with a grant date of June 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Peter B. Crawford	6/1/2019 6/1/2020 6/1/2021	798 798 798

(15)	These time-based RSUs were approved on April 22, 2015 under the 2013 Stock Incentive Plan with a grant date of June 1, 2015 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Joseph R. Martinetto	6/1/2019	1,984

(16)	Includes PBRSU awards that were approved on March 27, 2018 under the 2013 Stock Incentive Plan with a grant date of April 2, 2018 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

Name	Vesting Date	Number of Units

Joseph R. Martinetto	4/2/2021	7,362

2018 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]

Walter W. Bettinger II	365,132	11,926,583	115,271	5,987,421

Peter B. Crawford	—	—	3,815	191,732

Charles R. Schwab	—	—	48,035	2,496,730

Joseph R. Martinetto	280,685	11,239,220	28,801	1,505,310

Terri R. Kallsen	49,390	1,297,506	15,703	802,552

(1)	The value realized on exercise of stock options as shown in this chart was calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. The market price for each transaction was determined as follows: If upon exercising, the named executive officer sold the shares acquired, the market price was determined to be the sale price. If upon exercising, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise.

(2)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day’s prices were used to value the shares.

2018 Nonqualified Deferred Compensation Table

Name[1]	Plan	Executive Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings in Last Fiscal Year[3] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Walter W. Bettinger II	DCP2	—	387,833	—	20,370,833	[4]

Peter B. Crawford	DCP2	—	(122,500)	—	1,772,734

Charles R. Schwab	DCP1	—	(1,886,810)	—	22,908,107	[5]

(1)

Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only, and Mr. Bettinger and Mr. Crawford participate in The Charles Schwab Corporation Deferred Compensation Plan II

(DCP2) only. No named executive officers participating in the deferred compensation plans made contributions to the deferred compensation plans in 2018. The other named executive officers did not participate in the company’s deferred compensation plans.

(2)	The company does not make contributions to the deferred compensation plans.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(4)	For Mr. Bettinger, includes executive contributions of $19,746,990 of compensation previously reported as compensation to Mr. Bettinger in the Summary Compensation Table for prior years (2014 – 2017) and aggregate plan earnings of $623,843.

(5)	For Mr. Schwab, includes executive contributions of $6,513,138 of compensation previously reported as compensation in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $16,394,969.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are listed mutual funds and the Schwab Managed Retirement Trust Funds. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2018 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2018

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS[1]	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity compensation plans approved by stockholders	36.86	[2]	$30.19	104.05	[3]

Equity compensation plans not approved by stockholders	0.01	[4]	$10.20	—

Total	36.87		$30.19	104.05

(1)	The weighted-average exercise price does not take into account awards that have no exercise price, such as RSUs.

(2)	Consists of 29,860,028 stock options and 7,003,262 RSUs outstanding under the company’s 2004 and 2013 Stock Incentive Plans.

(3)	Consists of 68,338,908 shares (including stock options, stock appreciation rights, restricted stock, RSUs, performance stock, PBRSUs, and performance units) that may be awarded under the 2013 Stock Incentive Plan and 35,708,761 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2018 (336,308 shares were subsequently purchased at the end of this offering period).

(4)	Includes grants under the optionsXpress Holdings, Inc. 2005 Equity Incentive Plan (the optionsXpress Plan) which was assumed by the company in connection with its acquisition of optionsXpress Holdings, Inc. in 2011. There were 10,456 stock options outstanding under the optionsXpress Plan as of December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers and owners of 5% or more of the outstanding company common stock, as of the close of business on March 18, 2019 or as noted otherwise.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				PERCENT OF OUTSTANDING SHARES
	SHARES OWNED[1]		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]

Charles R. Schwab	138,274,456	[4]	2,440,199	140,714,655	10.5%

Vanguard Group, Inc.	89,955,115	[5]	—	89,955,115	6.7%

BlackRock, Inc.	84,863,429	[6]	—	84,863,429	6.4%

T. Rowe Price Associates, Inc.	78,373,815	[7]	—	78,373,815	5.9%

Dodge & Cox	76,016,388	[8]	—	76,016,388	5.7%

John K. Adams, Jr.	18,817		14,843	33,660	*

Walter W. Bettinger II	465,081	[9]	1,103,942	1,569,023	*

Joan T. Dea	7,937		1,519	9,456	*

Christopher V. Dodds	459,568		1,284	460,852	*

Stephen A. Ellis	33,775		78,655	112,430	*

Mark A. Goldfarb	17,259		26,067	43,326	*

William S. Haraf	16,417		14,843	31,260	*

Frank C. Herringer	166,078	[10]	79,329	245,407	*

Stephen T. McLin	159,917	[11]	253,473	413,390	*

Charles R. Ruffel	—		1,934	1,934	*

Arun Sarin	13,109		80,903	94,012	*

Paula A. Sneed	99,853		40,412	140,265	*

Roger O. Walther	287,272	[12]	87,685	374,957	*

Peter B. Crawford	19,376		132,784	152,160	*

Joseph R. Martinetto	192,701		455,381	648,082	*

Terri R. Kallsen	1,249		41,773	43,022	*

Directors and Executive Officers as a Group (22 Persons)[13]	140,402,903		5,647,610	146,050,513	10.9%

* Less than 1%

(1)	This column includes shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The Charles Schwab Corporation Dividend Reinvestment Plan, ESPP and/or The SchwabPlan Retirement Savings and Investment Plan.

This column excludes RSUs held by directors under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Directors’ Deferred Compensation Plans, which do not have voting rights. Under the Directors’ Deferred Compensation Plans, the RSUs are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 18, 2019, there are no RSUs under the Directors’ Deferred Compensation Plans that are convertible within 60 days. Information on these RSUs is contained in the section under “Director Compensation.”

This column also excludes PBRSUs and RSUs held by executive officers under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan, which do not have voting rights.

(2)	Shares that can be acquired through stock option exercises within 60 days of March 18, 2019.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 18, 2019.

(4)	Includes 18,288,750 shares held by Mr. Schwab’s spouse as trustee, 32,609,941 shares held by a family limited partnership, 44,025 shares held by 188 Corp, and the following shares for which Mr. Schwab disclaims beneficial ownership: 9,563,494 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 211 Main Street, San Francisco, CA 94105.

(5)	Includes shares held by Vanguard Group, Inc. as reported on its Schedule 13G/A filed with the SEC on February 11, 2019. The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)	Includes shares held by BlackRock, Inc. as reported on its Schedule 13G/A filed with the SEC on February 4, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)	Includes shares held by T. Rowe Price Associates, Inc. as reported on its Schedule 13G filed with the SEC on February 14, 2019. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(8)	Includes shares held by Dodge & Cox as reported on its Schedule 13G/A filed with the SEC on February 14, 2019. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(9)	Includes 2,334 shares held by Mr. Bettinger’s spouse and 80,700 shares held by a nonprofit public benefit corporation established by Mr. Bettinger, for which he disclaims beneficial ownership.

(10)	Includes 50,625 shares held by Mr. Herringer’s spouse.

(11)	Includes 12,674 shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.

(12)	Includes 31,772 shares held by Mr. Walther’s spouse.

(13)	In addition to the officers and directors named in this table, five other executive officers are members of this group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and other information, the company believes that during 2018 all filings with the SEC by its officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of common stock under Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (Carrie) Schwab-Pomerantz, who was employed as President of the Charles Schwab Foundation during 2018 (and presently). Ms. Schwab-Pomerantz earned approximately $815,000 in salary, bonus and benefits during 2018, including a grant of 2,850 RSUs and 6,462 stock options. Ms. Schwab-Pomerantz has been employed by the company for 36 years.

Stephen T. McLin, a director of the company, has a son, Stephen D. McLin, who was employed by the company in a non-executive officer, non-managerial capacity during 2018 (and presently). Mr. McLin earned approximately $146,000 in salary, bonus and benefits during 2018, including a grant of 44 RSUs. Mr. McLin has been employed by the company for 25 years.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related-party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the case of Ms. Schwab-Pomerantz and Mr. McLin, after initial approval, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

PROPOSAL FOUR:

STOCKHOLDER PROPOSAL

We have been notified that a stockholder proponent intends to present a proposal for consideration at the annual meeting. The stockholder proposal and supporting statement appears in italics below, and we present the proposal as it was submitted to us. We recommend that you vote against the stockholder proposal. Our response is contained immediately after the proposal.

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than November 30, 2019. If you want to submit a proposal for action at next year’s annual meeting that is not to be included in our proxy statement, pursuant to our bylaws, you must deliver it to the Corporate Secretary no earlier than February 15, 2020 and no later than March 16, 2020, and such proposal must be, under the Delaware General Corporation Law, an appropriate subject for stockholder action.

The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

STOCKHOLDER PROPOSAL

Scott M. Stringer, Comptroller of the City of New York, on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007, which hold, in the aggregate, approximately 1,423,300 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: Shareholders request that the Board of Directors adopt and enforce a policy requiring The Charles Schwab Corporation (the “Company”) to disclose annually its EEO-1 data – a comprehensive breakdown of its workforce by race and gender according to 10 employment categories – on its website or in its corporate responsibility report, beginning in 2019.

Stockholder Supporting Statement

Diversity matters. Numerous studies suggest that companies with comprehensive diversity policies and programs, and strong leadership commitment to implement and fully integrate diversity into their culture and practices, enhance long-term shareholder value. A McKinsey & Company global study (Diversity Matters, February 2015), for example, found that “companies in the top quartile for racial and ethnic diversity are 35 percent more likely to have financial returns above their respective national industry median.”

Workplace diversity provides competitive advantage by generating diverse, valuable perspectives, creativity, innovation and adaptation, increased productivity and morale, while eliminating the limitations of “groupthink.” It also reduces potential legal and reputational risks associated with workplace discrimination and builds corporate reputations as fair employers.

The financial services industry, of which the company is a part, is characterized by persistent and pervasive underrepresentation of minorities and women, particularly in senior positions.

Overall, the number of minorities and women holding management-level jobs in the financial sector did not substantially change over the 18 years from 1993 to 2011, according to 2010 and 2013 reports by the U.S. Government Accountability Office (GAO)

(http://www.gao.gov/assets/660/653814.pdf; http://www.gao.gov/new.items/d10736t.pdf).

In 2011, minority men and women together held only 10% of senior positions at financial firms, with African-Americans holding 2.7%, Hispanics 3.3%, and Asians 4.1%. Additionally, in 2008, the most recent such data provided by the GAO, white men held 64% of senior jobs, more than twice as many as white women, who held only 27%.

Charles Schwab discloses little or no workforce diversity data or even information about its diversity policies and initiatives. It discusses awards and gives anecdotal stories. These do not allow investors to fully evaluate the company’s diversity initiatives and their impact, especially across job categories and particularly in more senior roles. Without more detailed quantitative information on a comparable basis, shareholders have no way to evaluate and benchmark the effectiveness of these efforts over time and relative to peers.

Federal law requires companies with 100 or more employees to annually submit an EEO-1 Report to the Equal Employment Opportunity Commission. The report profiles a company’s workforce by race and gender in 10 job categories, including senior management.

Over two-thirds of S&P 100 companies now disclose EEO-1 data, including financial peers such as Citigroup, Goldman Sachs, JPMorgan Chase, and Morgan Stanley. The proposal received 35.8% support at Schwab last year.

The proposal does not limit the company from providing more detailed quantitative and qualitative disclosures where appropriate. We also encourage the company to describe the steps it is taking and the challenges it faces in moving forward to achieve its diversity plans and goals.

Board of Directors’ Recommendation Against and Statement of Opposition to the Stockholder Proposal

The company’s commitment to diversity and inclusion and efforts to support this commitment are outlined on our website at www.aboutschwab.com/work-at-schwab/diversity. The company’s non-discrimination policy, contained in our Code of Business Conduct and Ethics (www.aboutschwab.com/governance), strengthens our commitment to recognize the diversity of our workforce, our clients, and the communities that we serve. We are proud that this commitment to diversity and inclusion has been recognized, including being named by Forbes to its list of America’s Best Employers for Diversity, achieving a 100% rating from the Human Rights Campaign Corporate Equality Index since 2004, and being identified as a Top 50 Employer by both Equal Opportunity magazine and Careers & the disABLED magazine.

This commitment to diversity means building and maintaining an environment where everyone feels valued. Our clients and employees represent a wide range of perspectives and experience, and success on our commitment is measured by how well we integrate each individual’s unique self-understanding into our business, workforce, and relationships with our clients and employees. EEO-1 data neither reflects our view of diversity nor measures success in achieving our vision of a diverse workplace.

Our Vision of Diversity & Inclusion

We value an inclusive culture that reflects the individual strengths of every employee. Through diversity, we gain a broader range of perspectives and experiences that enable us to see the world through clients’ eyes. Our ability to mirror the understanding and experiences of our clients is key to our continued success.

EEO-1 data is limited by a government form that categorizes our U.S. workforce into certain generic and EEOC-mandated job categories that fail to account for company or industry-specific roles. It is a backward-looking snapshot of limited categories, has little bearing on our business or the clients that we serve, and is not an accurate measure of progress toward our goal of developing an inclusive environment. The data is captured confidentially and voluntarily, based on each individual’s interpretation of the form’s limited categories. It omits many elements of diversity that are valuable to us and our workplace, including disability, age, sexual orientation, and military status, among others. As a result, the EEO-1 data is not reflective of Schwab’s diversity and could be misconstrued in ways that could encumber our efforts to achieve greater diversity and inclusion.

Putting our Vision into Action

Our commitment to developing an inclusive workforce includes a range of initiatives in hiring, talent development, and workplace support. These initiatives are not a “one size fits all” approach, which is why we work with each region and business unit to define their own unique priorities and action plans. We have a team of full-time diversity and inclusion professionals, led by a Vice President of Diversity & Inclusion. The team focuses on building and strengthening our culture of inclusion, integrating diversity and inclusion in hiring, corporate culture programs, and the talent and leadership development process, and cultivating stronger ties with the communities that we serve. We have forged multiple partnerships with universities and organizations in our hiring and recruiting process that help us improve our ability to attract women, people of color, people with disabilities and those with military backgrounds to a career in financial services.

We support a culture of diversity among our business leaders and have integrated inclusive leadership skills into our leadership development programs. We are committed to identifying and developing diversity among leadership and send leaders and employees from our diverse communities to external leadership development programs. Educating our leaders and workforce on how they can actively support inclusion at Schwab reinforces our culture of inclusion. These educational efforts include workshops on diversity and inclusion as well as mandatory Code of Conduct and anti-harassment training for all employees.

We provide continuous workplace support and group based inclusion programs to foster organic diverse relationships pivotal to our corporate culture. Employee Resource Groups (ERGs) are employee-driven networks that provide support, mentorship, leadership development opportunities and connection to our diverse client base. Nearly 20% of our employees belong to at least one of our 72 ERG chapters that have been created to date, and we have recently added the Charles Schwab Abilities Network for people with disabilities and an Intersectional ERG for multi-dimensional identities. In addition to these new ERGs, some of our current ERGs include: Asian Pacific Islander Network at Schwab; Black Professionals at Charles Schwab; Military Veterans Network; Schwab Lesbian, Gay, Bisexual, Transgender and Allies Pride Network; Schwab Organization of Latinos; and the Women’s Interactive Network at Schwab.

Schwab’s commitment to diversity and inclusion is vital to our success as a company, our unique culture and our purpose of serving every client with passion and integrity. EEO-1 data neither informs nor accurately measures that commitment. Stockholders defeated this proposal in each of the last five years.

For these reasons, we recommend a vote against this stockholder proposal.

INFORMATION ABOUT VOTING PROCEDURES AND PROXIES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, and on the stockholder proposal. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, or the stockholder proposal, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II and David R. Garfield if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the five named nominees for directors,

•	for the ratification of the selection of independent auditors,

•	for the advisory approval of named executive officer compensation,

•	against the stockholder proposal on annual disclosure of EEO-1 data, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Mr. Garfield if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Mr. Garfield will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the internet before 11:59 p.m., Central Time, on May 14, 2019, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance

Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the SEC.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger and Mr. Garfield can vote your shares for a substitute nominee. They cannot vote for more than five nominees.

How many votes are needed for the ratification of independent auditors and the advisory approval of named executive officer compensation?

The ratification of independent auditors and the advisory approval of named executive officer compensation will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

How many votes are needed for approval of the stockholder proposal?

The stockholder proposal will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the advisory approval of named executive officer compensation, and the stockholder proposal are not.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its clients’ unvoted shares on routine matters. However, as the company’s subsidiary, when it is voting on company proposals, it can vote unvoted company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A trustee under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares. Specifically, the trustee will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor-relations by clicking on “Financial Reports & Presentations” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting investor.relations@schwab.com.

Voting results are tabulated and certified by our transfer agent, Equiniti Trust Company.

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

The company has retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the annual meeting at an estimated fee of $14,000 plus reasonable out of pocket expenses. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 667-9979 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

“Always put the client first.” Chuck Schwab Since day one, we’ve set out to challenge the status quo, looking for ways to offer our clients more value and a better experience. We’re confident our approach can help people take ownership of their financial futures.
We believe in the power of investing, which helps turn earners into owners. Investing can be truly transformative when investors actively engage and when they work collaboratively with the right financial provider. We are champions of investors and those who serve them. We look at the world through our clients’ eyes and keep that perspective at the heart of everything we do. We offer investors a contemporary, full-service approach to build and manage their wealth. We help investors either directly as Schwab clients or through one of the thousands of independent advisors and employers we serve. This is how we help investors, advisors, employers, and employees take ownership of their futures. The Charles Schwab Corporation 211 Main Street San Francisco, CA 94105 (415) 667–7000 Schwab.com AboutSchwab.com facebook.com/CharlesSchwab instagram.com/CharlesSchwab linkedin.com/company/Charles-Schwab twitter.com/CharlesSchwab youtube.com/user/CharlesSchwab Printed on recycled paper. ©2019 The Charles Schwab Corporation. All rights reserved. LGL13902-20 (03/19) 00226210

EQ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 CORPORATION Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” Proposals 1(a) through 1(e), 2 and 3, and “AGAINST” Proposal 4. Election of directors: 1(a) John K. Adams, Jr. 1(b) Stephen A. Ellis 1(c) Arun Sarin FOR AGAINST ABSTAIN 1(d) Charles R. Schwab 1(e) Paula A. Sneed FOR AGAINST ABSTAIN Please fold here – Do not separate 2. Ratification of the selection of Deloitte & Touche LLP as independent auditors 3. Advisory vote to approve named executive officer compensation 4. Stockholder Proposal requesting annual disclosure of EEO-1 data For For For Against Against Against Abstain Abstain Abstain WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(e), 2 AND 3, AND AGAINST PROPOSAL 4; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR DAVID R. GARFIELD IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE. Date Signature(s) in Box Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

CORPORATION ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 15, 2019 2:00 p.m. (Pacific Time) 211 Main Street San Francisco, CA 94105 The Annual Meeting of Stockholders also will be hosted as a virtual event via the internet. To attend the meeting via the internet, visit www.schwabevents.com/corporation. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2019: The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com. CORPORATION 211 Main Street San Francisco, CA 94105 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2019. The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side. If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(e), 2 and 3, and “AGAINST” Proposal 4. By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or David R. Garfield with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. INTERNET/MOBILE www.proxypush.com/schw Use the Internet to vote your proxy before 11:59 p.m. (CT) on May 14, 2019. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy before 11:59 p.m. (CT) on May 14, 2019. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.